       As filed with the Securities and Exchange Commission on July 18, 1997.

                                                      Registration No. 333-29391

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                               IES UTILITIES INC.
             (Exact Name of Registrant as Specified in Its Charter)

              IOWA                                     42-0331370
  (State or Other Jurisdiction          (I.R.S. Employer Identification Number)
  of Incorporation or Organization)

                                    IES TOWER
                              200 FIRST STREET S.E.
                            CEDAR RAPIDS, IOWA 52401
                                 (319) 398-4411
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             -----------------------
                              STEPHEN W. SOUTHWICK
                   VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                               IES UTILITIES INC.
                              200 FIRST STREET S.E.
                            CEDAR RAPIDS, IOWA 52401
                                 (319) 398-8147
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

         It is respectfully requested that the Commission send copies of all notices, orders and communications to:
                                RICHARD L. HARDEN
                       WINTHROP, STIMSON, PUTNAM & ROBERTS
                             ONE BATTERY PARK PLAZA
                             NEW YORK, NY 10004-1490
                                 (212) 858-1228

                             -----------------------
         Approximate date of commencement of proposed sale of securities to the public: From time to time after this Registration Statement becomes effective.

                             -----------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /







The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS


                   Subject to Completion, Dated July 18, 1997


                                  $135,000,000

                               IES UTILITIES INC.

                                 DEBT SECURITIES




         IES Utilities Inc. (the "Company") may from time to time issue up to $135,000,000 aggregate principal amount of its various debt securities, including Collateral Trust Bonds, Senior Debentures and Junior Subordinated Debentures (collectively referred to as "Securities"), in one or more series, at prices and on terms to be determined at the time of sale. The terms of the Securities in respect of which this Prospectus is being delivered, including, where applicable, the series designation, the principal amount of the series, the maturity, the rate and time of payment of interest, the initial public offering price, the provisions for redemption and other provisions, will be set forth in one or more Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of offering of the Securities.


                               -------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

         THE SECURITIES MAY BE SOLD BY THE COMPANY THROUGH UNDERWRITERS, DEALERS OR AGENTS, OR DIRECTLY TO ONE OR MORE PURCHASERS PURSUANT TO TERMS FIXED AT THE TIME OF SALE. THE PROSPECTUS SUPPLEMENT WILL SET FORTH THE NAMES OF THE UNDERWRITERS, DEALERS OR AGENTS, IF ANY, ANY APPLICABLE COMMISSIONS OR DISCOUNTS, AND THE NET PROCEEDS TO THE COMPANY FROM ANY SUCH SALE. SEE "PLAN OF DISTRIBUTION" FOR POSSIBLE INDEMNIFICATION ARRANGEMENTS FOR UNDERWRITERS, DEALERS OR AGENTS.




                THE DATE OF THIS PROSPECTUS IS ___________,1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's regional offices located at 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, such reports and other information concerning the Company can be inspected at the principal office of the Company, 200 First Street S.E., Cedar Rapids, Iowa 52401.

         The Company has filed with the SEC a registration statement on Form S-3 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may also be obtained from the SEC at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the SEC pursuant to the Exchange Act are incorporated in this Prospectus by reference:

                  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

                  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

                  3. The Company's Current Report on Form 8-K dated April 28, 1997.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents; provided, however, that documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act prior to the end of the fiscal year covered by the most recent Annual Report on Form 10-K of the Company shall not be deemed to be incorporated herein by reference or to be a part hereof from and after the date of the filing of such Annual Reports on Form 10-K. The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to Incorporated Documents and should be read in conjunction therewith.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the Incorporated Documents (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to William Jurgensen, Director of

Shareholder Services, IES Industries Inc., 200 First Street S.E., Cedar Rapids, Iowa 52401, telephone (319) 398-7755.

         No person has been authorized to give any information or make any representation not contained in this Prospectus or, with respect to any Security, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus and a Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of that Prospectus Supplement.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION                                                      2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                            2

THE COMPANY                                                                3

THE MERGER                                                                 4

USE OF PROCEEDS                                                            4

SELECTED CONSOLIDATED FINANCIAL INFORMATION                                5

PLAN OF DISTRIBUTION                                                       6

DESCRIPTION OF THE COLLATERAL TRUST BONDS                                  6

DESCRIPTION OF THE 1940 INDENTURE                                         17

DESCRIPTION OF THE ISU 1923 INDENTURE                                     22


DESCRIPTION OF THE SENIOR UNSECURED INDENTURE                             27



DESCRIPTION OF THE SUBORDINATED INDENTURE                                 36



GLOBAL SECURITIES                                                         45



EXPERTS                                                                   46



LEGAL MATTERS                                                             46




                                   THE COMPANY

         The Company was incorporated under the laws of the State of Iowa on May 25, 1925. The Company is a public utility operating company with all of its operations in the State of Iowa and is a wholly-owned subsidiary of IES Industries Inc. ("Industries"), a public utility holding company. The Company is the surviving corporation following the merger on December 31, 1993 of Iowa Southern Utilities Company ("Iowa Southern" or "ISU") with and into Iowa Electric Light and Power Company ("IE"). The surviving corporation was subsequently renamed IES Utilities Inc.

         The Company supplies electric energy and natural gas to a service area with an estimated population of approximately one million. For the twelve months ended March 31, 1997, the Company derived approximately 75% of its revenues from the sale of electric energy, approximately 22% from the sale of natural gas and approximately

3% from the sale of steam gas. At March 31, 1997, the Company provided service to approximately 336,000 electric, 176,000 natural gas and 226 steam retail customers as well as 30 resale customers in more than 550 Iowa communities. The Company's principal executive offices are located at 200 First Street S.E., Cedar Rapids, Iowa 52401, telephone (319) 398-4411.

         Additional information concerning the Company and its operations is contained in the Incorporated Documents, to which reference is hereby made.

                                   THE MERGER

         On November 10, 1995, Industries, WPL Holdings, Inc. ("WPLH") and Interstate Power Company ("IPC") entered into an Agreement and Plan of Merger, as amended ("Merger Agreement"), providing for: (a) IPC becoming a wholly-owned subsidiary of WPLH, and (b) the merger of Industries with and into WPLH, which merger will result in the combination of Industries and WPLH as a single holding company (collectively, the "Proposed Merger"). The new holding company will be named Interstate Energy Corporation ("Interstate Energy") and Industries will cease to exist. The Proposed Merger, which will be accounted for as a pooling of interests and is intended to be tax-free for federal income tax purposes, has been approved by the respective Boards of Directors and shareholders. It is still subject to approval by several federal and state regulatory agencies. The companies expect to receive such regulatory approvals by the third or fourth quarter of 1997.

         WPLH is a holding company headquartered in Madison, Wisconsin, and is the parent company of Wisconsin Power and Light Company ("WP&L") and Heartland Development Corporation ("HDC"). WP&L supplies electric and gas service to approximately 385,000 and 150,000 customers, respectively, in south and central Wisconsin. HDC and its principal subsidiaries are engaged in businesses in three major areas: environmental engineering and consulting, affordable housing and energy services. IPC, an operating public utility headquartered in Dubuque, Iowa, supplies electric and gas service to approximately 165,000 and 49,000 customers, respectively, in northeast Iowa, northwest Illinois and southern Minnesota.

         Interstate Energy will be the parent company of Utilities, WP&L and IPC and will be registered under the Public Utility Holding Company Act of 1935, as amended. The Merger Agreement provides that these operating utility companies will continue to operate as separate entities for a minimum of three years beyond the effective date of the merger. In addition, the non-utility operations of the Company and WPLH will be combined shortly after the effective date of the merger under one entity to manage the diversified operations of Interstate Energy. The corporate headquarters of Interstate Energy will be in Madison, Wisconsin.

         The Securities and Exchange Commission historically has interpreted the 1935 Act to preclude registered holding companies, with limited exceptions, from owning both electric and gas utility systems. Although the Securities and Exchange Commission has recommended that registered holding companies be allowed to hold both gas and electric utility operations if the affected states agree, it remains possible that the Securities and Exchange Commission may require as a condition to its approval of the Proposed Merger that the Company, WPLH and IPC divest their gas utility properties, and possibly certain non-utility ventures of the Company and WPLH, within a reasonable time after the effective date of the Proposed Merger.

         Additional information concerning the Proposed Merger is contained in the Incorporated Documents, to which reference is hereby made.

                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable Prospectus Supplement or a supplement thereto, the Company intends to use the net proceeds to be received from the issuance and sale of the Securities offered hereby (i) to reduce short-term debt and (ii) for general corporate purposes.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (In thousands, except percentages and ratios)

The financial data presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto which are incorporated by reference in this Prospectus.


                                      TWELVE                         YEAR ENDED DECEMBER 31,
                                   MONTHS ENDED    ------------------------------------------------------------
                                  MARCH 31, 1997
                                   (UNAUDITED)       1996           1995          1994         1993          1992
                                    ---------        ----           ----          ----         ----          ----
Income Summary:
       Operating revenues .......    $782,609      $754,979      $709,826      $685,366      $713,750      $610,262
       Operating income .........     152,110       153,725       142,265       135,591       143,329       100,361
       Net income ...............      61,452        63,729        59,278        61,210        67,970        45,291
       Dividend requirements on
         preferred stock ........         914           914           914           914           914         1,729
       Net income available for
         common stock(1) ........      60,538        62,815        58,364        60,296        67,056        43,562

Cash dividends declared
            on common stock .....      48,000        44,000        43,000        52,000        31,300        24,721

Ratio of earnings to fixed
       charges(2) ...............        3.09          3.23          3.04          3.18          3.41          2.49

                                              MARCH 31, 1997 (UNAUDITED) (3)
                                            -----------------------------------

                                                                  PERCENT OF
                                               ACTUAL            CAPITALIZATION
                                               ------            --------------
Capitalization Summary:
        Long-term debt(4)........             $525,529                48.4%
        Preferred stock..........               18,320                 1.7%
        Common equity............              541,428                49.9%
                                            ----------               ------
           Total.................           $1,085,277               100.0%
                                            ==========               ======



------------------------------------------

(1)      All of the Company's common stock is owned by IES Industries Inc.

(2) For purposes of computation of these ratios, (a) earnings have been calculated by adding fixed charges and federal and state income taxes to net income; (b) fixed charges consist of interest (including amortization of debt expense, premium and discount) on long-term and other debt, and the estimated interest component of rents.

(3) Does not reflect the issuance of the Securities or the use of the proceeds thereof.

(4)      Includes $63,140,000 of current maturities.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities in any of three ways: (i) through underwriters or dealers, (ii) directly to one or more purchasers, or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of any offering of the Securities, including the names of any underwriters or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

         If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         The Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a reasonable efforts basis for the period of its appointment.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers by certain specified institutions to purchase the Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement or a supplement thereto. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

         Any underwriters, dealers, or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company or its affiliates in the ordinary course of business.


                    DESCRIPTION OF THE COLLATERAL TRUST BONDS

GENERAL

         If the Securities are issued as Collateral Trust Bonds, those Collateral Trust Bonds will be issued in one or more series as fully registered bonds, without coupons, under an Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993 (the "Original Mortgage"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), as amended and supplemented. As used herein, the term "Bonds" refers to any series of Collateral Trust Bonds in respect of which this Prospectus is being delivered. The Original Mortgage as amended and supplemented by various supplemental indentures including one or more supplemental indentures relating to any issuance of Collateral Trust Bonds, is hereinafter referred to as the "Mortgage." The summaries herein concerning the Collateral Trust Bonds do not purport to be complete and are subject to the detailed provisions of the Mortgage, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used herein which are not otherwise defined in this Prospectus have the meanings ascribed thereto in the Mortgage. Wherever particular provisions of the Mortgage or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the Mortgage.

         The Mortgage provides that, in addition to Collateral Trust Bonds, additional debt securities may be issued thereunder, without limitation as to the aggregate principal amount. (See "Issuance of Additional Securities" below.) The Bonds will be secured equally and ratably with all other securities issued under the Mortgage.

TERMS OF SPECIFIC SERIES OF THE BONDS

         Reference is made to the applicable Prospectus Supplement, or a supplement thereto, for a description of the following terms of the Bonds: (i) the title of such Bonds; (ii) the limit, if any, upon the aggregate principal amount of such Bonds; (iii) the date or dates on which the principal of such Bonds is payable; (iv) the rate or rates at which such Bonds will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Dates"); and the regular record dates for the interest payable on such Interest Payment Dates; (v) the option, if any, of the Company to redeem such Bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Bonds may be redeemed, in whole or in part, upon the exercise of such option; (vi) the obligation, if any, of the Company to redeem or purchase Bonds pursuant to any sinking fund or analogous provisions or at the option of the Holder (as hereinafter defined) and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Bonds will be redeemed, in whole or in part, pursuant to such obligation; (vii) the denominations in which such Bonds will be issuable; (viii) whether such Bonds are to be issued in whole or in part in the form of one or more global Bonds and, if so, the identity of the depositary for such global Bonds; and (ix) any other terms of such Bonds not inconsistent with the provisions of the Mortgage.

PAYMENT OF BONDS; TRANSFERS; EXCHANGES

         Except as may be provided in the applicable Prospectus Supplement, or a supplement thereto, interest, if any, on each Bond payable on each Interest Payment Date will be paid to the person in whose name such Bond is registered (the registered holder of any Bond being hereinafter called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or acceleration of maturity or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Bond, such defaulted interest may be payable to the Holder of such Bond as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Bond may be listed, if the Trustee deems such manner of payment practicable. (Section
307)

         Principal of and premium, if any, and interest on the Bonds at Maturity will be payable upon presentation of the Bonds at the office of the Trustee in Chicago, Illinois or, at the option of the Holder, at the principal corporate trust office of The First National Bank of Chicago in New York, New York. The transfer of Bonds may be registered, and the Bonds may be exchanged for other Bonds of the same series and tranche, of authorized denominations of like tenor and aggregate principal amount, at the office of The First National Bank of Chicago in New York, New York as Bond Registrar for the Bonds. The Company will not be required to issue, and no Bond Registrar will be required to register the transfer of or to exchange (a) Collateral Trust Bonds of any series (including the Bonds offered hereby) during a period of 15 days prior to giving any notice of redemption thereof or (b) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part.
(Section 305)

         The Company may change the place for payment or registration of transfer or exchange of the Bonds, may appoint one or more additional Paying Agents or Bond Registrars (including, without limitation, the Company) and may remove any Paying Agent or Bond Registrar, all at its discretion. The applicable Prospectus Supplement or a supplement thereto, will identify any such changes prior to the date of such Prospectus Supplement or supplement thereto. (Section
602)

REDEMPTION

         Any terms for the optional or mandatory redemption of the Bonds will be set forth in a Prospectus Supplement or a supplement thereto. Except as will otherwise be provided with respect to Bonds redeemable at the option of the Holder, redeemable Bonds will be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all the Bonds of a series, or any tranche thereof, are to be redeemed, the particular Bonds to be redeemed will be selected by such method as will be provided for any particular series, or in the absence of any such provision, by such method as the Bond Registrar deems fair and appropriate. (Sections 503 and
504)

         Any notice of redemption of Bonds, at the option of the Company, may state that such redemption will be conditional upon receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Bonds. (Section 504)

NO MAINTENANCE, REPLACEMENT OR SINKING FUNDS

         While the Mortgage contains provisions for the maintenance of the Mortgage Property (Section 601), it does not contain any provisions for any maintenance, replacement, sinking or analogous fund and, except as may be provided in the applicable Prospectus Supplement, or a supplement thereto, there will be no provisions for any such funds for the Bonds.

SECURITY

         GENERAL. Except as discussed below, securities (including the Bonds) now or hereafter issued under the Mortgage will be secured primarily by:

                  (a) first mortgage bonds issued under the Company's Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940 (as amended and supplemented, the "1940 Indenture"), to The First National Bank of Chicago, as trustee (the "1940 Indenture Trustee"), and delivered to the Trustee under the Mortgage. As discussed under "DESCRIPTION OF THE 1940 INDENTURE - Security," the 1940 Indenture constitutes, subject to certain exceptions, a first mortgage lien on substantially all of the properties of the Company except properties of Iowa Southern at the time of the IE-ISU merger;

                  (b) first mortgage bonds issued under Iowa Southern's Indenture or Deed of Trust, dated as of February 1, 1923 (as amended and supplemented, the "ISU 1923 Indenture"), with The Northern Trust Company (The First National Bank of Chicago, successor) (the "ISU Corporate Trustee") and Harold H. Rockwell (Richard D. Manella, successor) as trustees (the "ISU Indenture Trustees"), and delivered to the Trustee under the Mortgage; as discussed under "DESCRIPTION OF THE ISU 1923 INDENTURE Security," the ISU 1923 Indenture constitutes, subject to certain exceptions, a first mortgage lien on substantially all of the properties owned by Iowa Southern at the time of the IE-ISU merger (which are now, subsequent to such merger, properties of the Company); and

                  (c) the Lien of the Mortgage on the Company's properties used in the generation, purchase, transmission, distribution or sale of electric energy by the Company, or in the manufacture of manufactured gas, or in the purchase, transportation, distribution or sale of manufactured gas or natural gas, or in the generation, manufacture, distribution or sale of steam and hot water, which Lien is junior to the liens of the 1940 Indenture and the ISU 1923 Indenture.

(Granting Clause First)

         As discussed below under "Class "A" Bonds," following a merger or consolidation of another corporation into the Company, or the transfer by another corporation of property to the Company, the Company could issue and deliver to the Trustee bonds issued under an existing mortgage on the properties of such other corporation in lieu of or in addition to bonds issued under the 1940 Indenture or the ISU 1923 Indenture. In such event, the securities

(including the Bonds) issued under the Mortgage would be secured, additionally, by such bonds and by the Lien of the Mortgage on the properties of such other corporation, which would be junior to the liens of the existing mortgage of such corporation, the 1940 Indenture and the ISU 1923 Indenture. The 1940 Indenture and the ISU 1923 Indenture and all such other mortgages are hereinafter, collectively, called the "Class "A" Mortgages," and all bonds outstanding under the Class "A" Mortgages are hereinafter collectively called the "Class "A" Bonds." If and when no Class "A" Mortgages are in effect, the Mortgage will constitute a first mortgage lien on all property of the Company subject thereto. (Sections 101 and 706)

         CLASS "A" BONDS. Any Class "A" Bonds issued after the date of the Mortgage (other than in substitution or exchange for previously outstanding Class "A" Bonds) will be issued and delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Mortgage, for the benefit of the Holders of all securities issued under the Mortgage and Outstanding from time to time. Class "A" Bonds issued as the basis of authentication and delivery of securities under the Mortgage (a) will mature on the same dates, and in the same principal amounts, as such securities and (b) will contain, in addition to any mandatory redemption provisions applicable to all Class "A" Bonds Outstanding under the related Class "A" Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption, or for redemption at the option of the Holder, of such securities. Class "A" Bonds issued as the basis for authentication and delivery of a series or tranche of securities under the Mortgage (x) may, but need not, bear interest, any such interest to be payable at the same times as interest on the securities of such series or tranche and (y) may, but need not, contain provisions for the redemption thereof at the option of the Company, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class "A" Bonds. (Sections 402 and 701)

         Any payment by the Company of principal of or premium or interest on the Class "A" Bonds held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of any Mortgage securities which is then due and, to the extent of such application, the obligation of the Company under the Mortgage to make such payment in respect of such securities will be deemed satisfied and discharged. If, at the time of any such payment of principal of Class "A" Bonds, such payment shall exceed the amount of principal then due in respect of the securities, the excess of such payment will be deemed to constitute Funded Cash and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Mortgage. If, at the time of any such payment of premium or interest on Class "A" Bonds held by the Trustee, such payment shall exceed the amount of premium or interest then due in respect of such securities, the excess of such payments will be remitted to the Company at its request. Any payment by the Company of principal of or premium or interest on any Mortgage securities authenticated and delivered on the basis of the deposit with the Trustee of Class "A" Bonds (other than by application of the proceeds of a payment in respect of such Class "A" Bonds) will, to the extent thereof, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal, premium or interest, as the case may be, in respect of such Class "A" Bonds which is then due. (Section 702; see "Withdrawal of Cash" below.)

         The Trustee may not sell, assign or otherwise transfer any Class "A" Bonds held by the Trustee except to a successor trustee under the Mortgage. (Section 704) At the time any Mortgage securities of any series or tranche which have been authenticated and delivered upon the basis of Class "A" Bonds cease to be Outstanding (other than a result of the application of the proceeds of the payment or redemption of such Class "A" Bonds), the Trustee shall surrender to, or upon the order of, the Company an equal principal amount of such Class "A" Bonds having the same Stated Maturity and mandatory redemption provisions as such securities. (Section 703)

         At the date of this Prospectus, the only Class "A" Mortgages are the 1940 Indenture and the ISU 1923 Indenture and the only Class "A" Bonds issuable are first mortgage bonds issuable thereunder. The Mortgage provides that in the event of the merger or consolidation of another company with or into the Company, an existing mortgage constituting a lien on properties of such other company prior to the Lien of the Mortgage may be designated by the Company as an additional Class "A" Mortgage. Any bonds thereafter issued under such additional mortgage would be Class "A" Bonds and (other than in substitution or exchange for previously Outstanding Class "A" Bonds) could be issued only to provide the basis for the authentication and delivery of securities under the Mortgage. (Section 706)

         When no bonds are Outstanding under a Class "A" Mortgage except for Class "A" Bonds held by the Trustee, then, at the request of the Company and subject to satisfaction of certain conditions, the Trustee will surrender such Class "A" Bonds for cancellation and the related Class "A" Mortgage will be satisfied and discharged; whereupon, the lien of such Class "A" Mortgage on the property owned by the Company will cease to exist and the Lien of the Mortgage will become a first mortgage lien on such property, subject to Permitted Liens. (Section 707)

         So long as any securities are Outstanding under the Mortgage, the Company will not (a) issue any additional Class "A" Bonds except (i) to replace any mutilated, destroyed, lost or stolen securities of the same series or to effect exchanges and transfers of such securities or (ii) to the Trustee as the basis for the authentication and delivery of securities or (b) subject to the lien of any Class "A" Mortgage any property which is excepted and excluded from, or not included in or subject to, the lien of such Class "A" Mortgage. (Section
610) First mortgage bonds may be issued under the 1940 Indenture on the basis of property additions, retirements of bonds previously issued under the 1940 Indenture and cash deposited with the 1940 Indenture Trustee. (See "DESCRIPTION OF THE 1940 INDENTURE - Issuance of Additional Bonds.") First mortgage bonds may be issued under the ISU 1923 Indenture on the basis of property additions, retirements of bonds previously issued under the ISU 1923 Indenture and cash deposited with the ISU Corporate Trustee. (See "DESCRIPTION OF THE ISU 1923 INDENTURE - Issuance of Additional Bonds.")

         LIEN OF THE MORTGAGE. At the date of this Prospectus, substantially all of the Company's property subject to the Lien of the Mortgage is also subject to the prior lien of the 1940 Indenture or the ISU 1923 Indenture. Any Bonds offered hereby will have the benefit of the first mortgage lien of the 1940 Indenture and the ISU 1923 Indenture on such property, and the benefit of the prior lien of any additional Class "A" Mortgage on any property subject thereto, to the extent of the aggregate principal amount of Class "A" Bonds issued under the respective Class "A" Mortgage and held by the Trustee.

         The Lien of the Mortgage is subject to Permitted Liens which include tax liens and other governmental charges which are not delinquent or which can thereafter be paid without penalty or which are being contested, construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of the Company, certain leasehold interests, liens on the Company's pollution control and sewage and solid waste disposal facilities which were previously financed with industrial development revenue bonds and certain other liens and encumbrances. (Granting Clauses and Section 101)

         There are excepted from the Lien of the Mortgage, among other things, cash and securities not paid, deposited or held under the Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, judgments, certain intellectual property rights and other general intangibles; automobiles, aircraft and vessels; all goods, wares, merchandise, equipment, spare parts, tools, materials, supplies and fuel held for sale or lease in the ordinary course of business or for use or consumption in, or in the operation of, any properties of or for the benefit of the Company; nuclear fuel; computers, machinery and equipment used exclusively for corporate administrative or clerical purposes; all gas, oil, minerals and timber, and rights thereto; electric energy, gas, steam, water and other products generated, produced or purchased; property installed on the premises of customers of the Company and designed to aid in conservation or efficient use of energy; leasehold interests and leasehold improvements of the Company; and all property which is located outside of the State of Iowa and is neither specifically described in the Granting Clauses of the Mortgage nor specifically subjected or required to be subjected to the Lien of the Mortgage by any provision thereof. (Granting Clauses)

         Without the consent of the Holders, the Company and the Trustee may enter into supplemental indentures to subject to the Lien of the Mortgage additional property (including property which would otherwise be excepted from such Lien). (Section 1401) Such property, so long as the same would otherwise constitute Property Additions, would thereupon constitute Property Additions and be available as a basis for the issuance of securities under the Mortgage. (See "Issuance of Additional Securities" below.) Property Additions generally include any unit or element of property which is owned by the Company and is subject to the Lien of the Mortgage except (i) any property, the cost of acquisition or construction of which is property chargeable to an operating expense account of the Company and (ii) goodwill, going concern value rights and intangible property, unless the cost thereof is included in the cost of such unit or element of property and no separate consideration was paid or apportioned therefor, in which case Property Additions may include such goodwill, going concern rights and intangible property. (Section 103)

         The Mortgage contains provisions subjecting after-acquired property (other than Excepted Property) to the Lien thereof. These provisions are limited in the case of consolidation or merger or sale of substantially all of the Company's assets. In the event of consolidation or merger or the transfer of all of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from the Company in or as a result of such transaction and properties which are an integral part of, or essential to the use or operation of, any Mortgaged Property, and renewals, replacements and substitutions of or for any part thereof. (Article Thirteen; see "Consolidation, Merger, Conveyance, Transfer or Lease" below.) In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition thereof, including the lien of any Class "A" Mortgage.

         The Mortgage provides that the Trustee will have a lien, prior to the lien on behalf of the holders of securities issued under the Mortgage, upon Mortgaged Property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 1107)

ISSUANCE OF ADDITIONAL SECURITIES

         The maximum principal amount of securities which may be issued under the Mortgage is unlimited. (Section 301) Under the Mortgage, securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

         (1) the aggregate principal amount of Class "A" Bonds issued and delivered to the Trustee for such purpose;

         (2) 75% of the Cost or fair value (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Funded Property includes Property Additions which have been made, or deemed to have been made, the basis of the authentication and delivery of securities, the release of Mortgaged Property from the Lien of the Mortgage or cash withdrawals, or which have been substituted for retired property), after certain deductions and additions, primarily including adjustments to offset property retirements;

         (3) the aggregate principal amount of Retired Securities (which consist of securities no longer outstanding under the Mortgage which have not been used for certain other purposes under the Mortgage and which are not to be paid, redeemed, purchased or otherwise retired by the application thereto of Funded Cash) or Retired Prior Lien Bonds; and

         (4)    the amount of cash deposited with the Trustee.

(Article Four)

         THE COMPANY IS NOT REQUIRED TO SATISFY A NET EARNINGS REQUIREMENT PRIOR TO THE ISSUANCE OF SECURITIES UNDER THE MORTGAGE.

         Unless otherwise provided in the applicable Prospectus Supplement, or supplement thereto, the Company will issue the Bonds on the basis of Class "A" Bonds issued under the 1940 Indenture. (See "DESCRIPTION OF THE 1940 INDENTURE - Issuance of Additional Bonds" for a description of the requirements for the issuance of bonds under the 1940 Indenture, which requirements are generally more restrictive than those for the issuance of securities under the Mortgage.)

RELEASE OF PROPERTY

         Unless an Event of Default (hereinafter defined) shall have occurred and be continuing, the Company may obtain the release from the Lien of the Mortgage of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of cash equal in amount to the amount, if any, that the Cost of the property to be released (or, if less, the fair value of such property at the time it became Funded Property) exceeds the aggregate of:

         (1) the principal amount, subject to certain limitations, of obligations secured by purchase money mortgages upon the property to be released delivered to the Trustee;

         (2) the Cost or fair value (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the request for such release);

         (3) an amount equal to 133-1/3% of the aggregate principal amount of securities the Company would be entitled to issue on the basis of Retired Securities or Retired Prior Lien Bonds (with such entitlement being waived by operation of such release);

         (4) the amount of cash deposited with, or the principal amount of obligations secured by purchase money mortgages upon the property released and delivered to, the Trustee or other holder of a lien prior to the Lien of the Mortgage;

         (5) an amount equal to 133-1/3% of the aggregate principal amount of securities Outstanding under the Mortgage and delivered to the Trustee (with such Securities to be canceled by the Trustee); and

         (6) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Section 803)

         Unless an Event of Default shall have occurred and be continuing, property which is not Funded Property may generally be released from the Lien of the Mortgage without depositing any cash or property with the Trustee as long as
(a) the aggregate amount of Cost or fair value (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or
(b) the Cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or fair value (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (Section 804)

         The Mortgage provides simplified procedures for the release of property which has been released from the lien of Class "A" Mortgages, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee.

         If any property released from the Lien of Mortgage continues to be owned by the Company after such release, the Mortgage will not become a lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property. (Article Eight)

WITHDRAWAL OF CASH

         Subject to certain limitations, unless an Event of Default shall have occurred and be continuing, cash held by the Trustee may (1) be withdrawn by the Company (a) to the extent of the Cost or fair value (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements or (b) in an amount equal to 133-1/3% of the aggregate principal amount of securities that the Company would be entitled to issue under the Mortgage on the basis of Retired Securities or Retired Prior Lien Bonds (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to 133-1/3% of the aggregate principal amount of any securities Outstanding under the Mortgage and issued under the Mortgage and delivered to the Trustee, or (2) upon the request of the Company, be applied to (a) the purchase of securities issued under the Mortgage (at prices not exceeding 133-1/3% of the principal amount thereof) or (b) the redemption or payment at Stated Maturity of securities issued under the Mortgage (with any securities received by the Trustee pursuant to these provisions being canceled by the Trustee) (Section
806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of securities, as well as cash representing a payment of principal of Class "A" Bonds, may only be withdrawn in an amount equal to the aggregate principal amount of securities the Company would be entitled to issue under the Mortgage on any basis (with the entitlement to such issuance being waived by operation of such withdrawal), or may, upon the request of the Company, be applied to the purchase redemption or payment of securities issued under the Mortgage at prices not exceeding, in the aggregate, the principal amount thereof. (Sections 405 and 702)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

         The Company may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) such transaction is on such terms as will fully preserve in all material respects the Lien and security of the Mortgage and the rights and powers of the Trustee and the Holders and (b) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture, which contains an assumption by such corporation of the Company's obligations under the Mortgage and which contains a grant, conveyance, transfer and mortgage by such corporation confirming the Lien of the Mortgage on the Mortgaged Property and subjecting to such Lien all property thereafter acquired by such corporation which shall constitute an integral part, or be essential to the use or operation of, any Mortgage Property or a renewal, replacement or substitution of or for any part thereof. (Section 1301)

MODIFICATION OF THE MORTGAGE

         Without the consent of any Holders, the Company and the Trustee may enter into one or more supplemental indentures for certain purposes, including any of the following:

         (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Mortgage and in the securities; or

         (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, securities issued under the Mortgage of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon the Company by the Mortgage; or

         (c) to correct or amplify the description of any property at any time subject to the Lien of the Mortgage, or to subject to the Lien of the Mortgage additional property; or

         (d) to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided that, if such change, elimination or addition adversely affects the interests of the Holders of the securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no security of such series or tranche remains Outstanding under the Mortgage; or

         (e) to establish the form or terms of the securities of any series or tranche as permitted by the Mortgage; or

         (f) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to comply with the rules or regulations of any national securities exchange on which any of the securities issued under the Mortgage may be listed, or to change, alter, modify, vary or eliminate any of the provisions thereof or to add other provisions to the Mortgage, so long as such other changes, alterations, modifications, variations, eliminations or additions do not adversely affect the interests of the Holders of securities of any series or tranche in any material respect, unless they are expressly stated to become effective only as to securities which are not then Outstanding.

         Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Mortgage in such a way as to require changes to the Mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Company and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendments. (Section 1401)

         For most purposes not described above, the consent of the Holders of not less than a majority in aggregate principal amount of the securities of all affected series then Outstanding under the Mortgage is required for the purpose of amending or modifying the Mortgage pursuant to one or more supplemental indentures; provided, however, that no such amendment or modification may, without the consent of each Holder of the Outstanding securities of each series or tranche directly affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any security issued under the Mortgage, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, (b) permit the creation of any lien ranking prior to the Lien of the Mortgage with respect to all or substantially all of the Mortgaged Property or terminate the Lien of the Mortgage, or (c) reduce the percentage in principal amount of the Outstanding securities of such series or tranche, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting. A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of securities such series or tranches with respect to such covenants or other provision, will not be deemed to affect the rights under the Mortgage of Holders of the securities of any other series or tranche. (Section 1402)

WAIVER

         The Holders of at least a majority in aggregate principal amount of all affected Outstanding securities issued under the Mortgage may waive the Company's obligations to comply with certain covenants of the Mortgage, provided that such waiver occurs before the time such compliance is required. (Section
609)

EVENTS OF DEFAULT

         Each of the following events constitutes an Event of Default under the
Mortgage:

         (1) failure to pay interest on any security issued under the Mortgage within 90 days after the same becomes due;

         (2) failure to pay principal or premium, if any, on any security issued under the Mortgage within three business days after its due date;

         (3) failure to perform or breach of any covenant or warranty of the Company in the Mortgage (other than as referred to in (1) or (2) above) for a period of 90 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 30% in principal amount of Outstanding securities issued under the Mortgage, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the Trustee, or the Trustee and the Holders of a principal amount of securities not less than the principal amount of securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by the Company within such period and is being diligently pursued;

         (4) certain events relating to reorganization, bankruptcy and insolvency of the Company and appointment of a receiver or trustee for its property; and

         (5) the occurrence of a matured event of default under any Class "A" Mortgage; provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof shall constitute a waiver of the corresponding Event of Default under the Mortgage and a rescission and annulment of the consequences thereof.

(Section 1001)

         The Trust Indenture Act currently requires that the Company give the Trustee, not less often than annually, a brief statement as to the Company's compliance with the conditions and covenants under the Mortgage.

REMEDIES

         If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than a majority in principal amount of securities then Outstanding under the Mortgage may declare the principal amount (or if the securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the Mortgage) of all of the securities Outstanding under the Mortgage together with premium, if any, and interest accrued, if any, thereon to be immediately due and payable. At any time after such declaration of the maturity of the securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the Mortgage, the Event or Events of Default giving rise to such declaration of maturity will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

         (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

                  (1) all overdue interest, if any, on all securities then Outstanding under the Mortgage;

                  (2) the principal of and premium, if any, on any securities then Outstanding under the Mortgage which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such securities; and

                  (3) all amounts due to the Trustee as compensation and reimbursement as provided in the Mortgage; and

         (b) any other Event or Events of Default other than the non-payment of the principal of securities which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the Mortgage.

(Sections 1002 and 1017)

         The Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the securities Outstanding under the Mortgage, if not previously due, will become immediately due, together with premium, if any, and any accrued interest (including interest upon overdue installments of interest at the same rates respectively as were born by the respective securities on which installments of interest were overdue). (Sections 1003, 1004 and 1005)

         If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the securities then Outstanding under the Mortgage will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the Mortgage, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such discretion. (Section 1016)

         The Mortgage provides that no Holder of any security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default; (b) the Holders of not less than a majority in aggregate principal amount of the securities then Outstanding under the Mortgage have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and (c) the Trustee has refused, or for sixty days after receipt of such Notice, the Trustee has failed, to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee by the

Holders of a majority in aggregate principal amount of securities then Outstanding under the Mortgage. Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of the other Holders. (Section 1011)

         Notwithstanding that the right of a Holder to institute a proceeding with respect to the Mortgage is subject to certain conditions precedent, each Holder of a security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest (including interest upon overdue interest), if any, on such security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (Section 1012)

         The Mortgage obligates the Trustee to give the Holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in paragraph (3) under "Event of Default" shall be given until at least 60 days after the occurrence thereof. (Section 1102) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

         As a condition precedent to certain actions by the Trustee in the enforcement of the Lien of Mortgage and institution of action on the securities Outstanding under the Mortgage, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (Sections 1011 and 1101)

         In addition to every other right and remedy provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and Holder of Class "A" Bonds which arises as a result of a default or matured event of default under any Class "A" Mortgage, whether or not an Event of Default under the Mortgage has occurred and is continuing. (Section
1020)

DEFEASANCE

         Upon request of the Company, any securities Outstanding under the Mortgage, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Mortgage, and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust: (a) money in the amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such securities or portions thereof. (Section 901) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

         While the Company knows of no legal precedent on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their securities. In addition, such Holders thereafter would be required to recognize for federal income tax purposes a share of the income, gain or loss of the trust. The amount so required to be recognized could be different from the amount that would be recognized in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of any such deposit.

RESIGNATION OF THE TRUSTEE

         The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by act of the Holders of a majority in principal amount of securities then Outstanding delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (Section 1110)

MORE RESTRICTIVE PROVISIONS OF CLASS "A" MORTGAGES

         The Mortgage is less restrictive upon the Company in certain respects than is either the 1940 Indenture or the ISU 1923 Indenture, but the Class "A" Bonds issued under either of those indentures and delivered to the Trustee will be entitled to the benefits of more restrictive provisions of those indentures (see "DESCRIPTION OF THE 1940 INDENTURE" and "DESCRIPTION OF THE ISU 1923 INDENTURE" below). However, pursuant to the Mortgage, the Trustee, as holder of the Class "A" Bonds, will vote such Class "A" Bonds in favor of certain amendments to the 1940 Indenture and ISU 1923 Indenture. (Section 705; see "Voting of Class "A" Bonds" under each of "DESCRIPTION OF THE 1940 INDENTURE" and "DESCRIPTION OF THE ISU 1923 INDENTURE" below).

RELATIONSHIP WITH THE TRUSTEE

         The Trustee or an affiliate provides general banking services to the Company including (i) acting as a depositary for certain Company funds and (ii) issuing a $15,000,000 line of credit to the Company. As of March 31, 1997, the line of credit was being used to support commercial paper. Additionally, the Trustee has a $45,000,000 credit agreement with the lessor of the Company's nuclear fuel supporting the Company's nuclear fuel lease.

         The Trustee is also the 1940 Indenture Trustee, the ISU 1923 Corporate Trustee and the Subordinated Indenture Trustee (each as defined below). As such, the Trustee would have a conflicting interest for purposes of the Trust Indenture Act if an Event of Default were to occur under the 1940 Indenture, the ISU 1923 Indenture or the Subordinated Indenture. In any such case, the Trustee may be required to eliminate such conflicting interest by resigning as the Trustee, the 1940 Indenture Trustee, the ISU 1923 Corporate Trustee or the Subordinated Indenture Trustee. There are other instances under the Trust Indenture Act which would require the resignation of the Trustee, such as an affiliate of the Trustee acting as underwriter with respect to any of the Securities.


                        DESCRIPTION OF THE 1940 INDENTURE

GENERAL

         The summaries of the 1940 Indenture set forth below do not purport to be complete and are subject to the detailed provisions of the 1940 Indenture, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings ascribed to them in the 1940 Indenture. Wherever particular provisions or terms defined in the 1940 Indenture are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. References to article and section numbers in this section, unless otherwise indicated, are references to article and section numbers of the 1940 Indenture.

SECURITY

         The 1940 Indenture constitutes a direct first mortgage lien on substantially all of the property and franchises of the Company (other than expressly excepted property and other than properties owned by Iowa Southern at the time of the IE-ISU merger on December 31, 1993), subject only to permitted encumbrances and liens. Substantially all property and franchises (other than expressly excepted property) hereafter acquired by the Company will become subject to the lien of the 1940 Indenture, subject only to permitted liens and encumbrances and liens and encumbrances, if any, existing or placed on such after-acquired property at the time of acquisition thereof. The lien of the 1940 Indenture on the property owned by Iowa Southern at the time of the IE-ISU merger, and extensions and additions appurtenant to such property, are junior to the lien of the ISU 1923 Indenture.

         The 1940 Indenture excepts from the lien thereof all cash, securities, contracts, and bills, notes and accounts receivable acquired in the ordinary course of business which are not specifically pledged under the 1940 Indenture and all tangible personal property purchased or held for sale in the ordinary course of business or consumable in the operation of the plants or system of the Company, automobiles, buses, trucks and similar vehicles. (Granting Clauses)

         Any bonds issued under the 1940 Indenture as the basis for the issuance of Bonds under the Mortgage will be secured equally and ratably with the bonds of all other series then outstanding under the 1940 Indenture.

EFFECT OF THE IE-ISU MERGER ON THE 1940 INDENTURE

         The merger of IE and ISU did not impair the lien of the 1940 Indenture or any of the rights or powers of the 1940 Indenture Trustee or the bondholders under the 1940 Indenture. (Section 133) Subsequent to that merger, the Company became the successor to IE under the 1940 Indenture.

ISSUANCE OF ADDITIONAL BONDS

         The 1940 Indenture does not fix an overall limitation on the aggregate principal amount of the bonds of all series that may be issued or outstanding thereunder. (Section 3) Generally, additional bonds of any series may be issued, subject to the provisions of the 1940 Indenture, in a principal amount equal to:

                  (a) 60% of Net Bondable Additions not previously utilized under the 1940 Indenture resulting from the acquisition by purchase, construction or otherwise of Property Additions (Article IV);

                  (b) the principal amount of bonds, previously authenticated under the 1940 Indenture, which have been retired or for the retirement of which the 1940 Indenture Trustee holds the necessary funds, other than bonds redeemed through the operation of cash sinking funds and other than retired bonds used to satisfy the maintenance and renewal provisions of the 1940 Indenture (Article VI); or

                  (c) the amount of cash deposited with the 1940 Indenture Trustee as the basis for the issuance of such bonds, which cash may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equal principal amount of bonds to whose authentication and delivery the Company would be entitled under the provisions referred to in clauses (a) and (b). (Article V)

         No such bonds in any event may be issued under (a) or (c), or under (b) if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except in case such bonds mature within 2 years), unless (i) the Net Earnings of the Company for a 12 months' period within the immediately preceding 15 months' period shall have been at least equal to two times the aggregate amount of annual interest charges on all bonds then outstanding under the 1940 Indenture, including the bonds then applied for, and (ii) at least 85% of such required minimum amount of Net Earnings consists of Net Operating Revenues from the Public Utility Property of the Company. (Articles IV, V, and VI)

         Bonds issuable under the 1940 Indenture are available as the basis for the issuance of securities under the Mortgage. As of March 31, 1997, on the basis of the most restrictive provisions described above, the Company would have been entitled to issue an aggregate of at least $241 million of additional bonds under the 1940 Indenture.

ACQUISITION OF PROPERTY SUBJECT TO PRIOR LIENS

         The 1940 Indenture prohibits the Company from acquiring any property subject to a prior lien, or placing any prior lien on property at the time of acquisition thereof, if either the principal amount of indebtedness secured by prior liens on such property exceeds 60% of the cost or the fair value of such property, whichever shall be less, or the Net Earnings of the Company for a period of 12 months within the 15 months immediately preceding the month in which the property is to be acquired shall not have been at least equal to two times the aggregate amount of the annual interest charges on the Secured Bonded Debt of the Company; provided, however, that if the Net Earnings of the Company for the above-stated period shall have been at least equal to three times the aggregate amount of the annual interest charges on the Secured Bonded Debt of the Company, then the 60% limitation shall not apply. In the case of each of the foregoing Net Earnings requirements, such Net Earnings must consist of Net Operating Revenues from Public Utility Property to an extent at least equal to 85% of two or three times, as the case may be, the said aggregate amount of annual interest charges. (Section 83)

MAINTENANCE AND RENEWAL

         The 1940 Indenture provides that the Company will, for each year, pay or cause to be paid to the Trustee, an amount in cash, as and for a renewal fund, equal to 2-1/2% (or such different percentage as may be fixed upon certification by an independent engineer that such change in percentage rate is desirable and justified) of the average gross book value during such year of all of the depreciable tangible Public Utility Property of the Company (with certain specified exceptions). The percentage is currently set at 2-1/2%. The Company's obligation to pay such amount to the Trustee in cash may at the option of the Company be satisfied in whole or in part by the certification of unused Gross Bondable Additions or the certification of unused bond retirements, or both. (Section 74)

         The 1940 Indenture also provides (i) that the Company shall maintain the mortgaged properties in good repair and working order; (ii) that the Company, upon written request served upon it and the Trustee by the holders of at least 25% in principal amount of the bonds outstanding, shall cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the books, should be so classified for the purpose (among others) of computing Net Bondable Additions; and (iii) that the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration. (Section 73)

LIMITATIONS ON DIVIDENDS ON COMMON STOCK

         The 1940 Indenture prohibits the Company from declaring or paying any dividends (except stock dividends or dividends paid out of the proceeds of sale of stock), or making other distributions on, or acquisitions of, stock unless immediately after such dividend, distribution or acquisition the net income of the Company available for dividends (as defined), for the period from December 31, 1945, to and including the date of such dividend, distribution or acquisition, plus the sum of $250,000 shall at least equal all payments made in respect of all such dividends, distributions or acquisitions during said period; provided that such restriction shall not apply to the acquisition of stock out of the proceeds from the sale of, or in exchange for, any other shares of stock or securities representing an equity interest subordinate to all debts, secured or unsecured. (Section 85) Giving effect to the use of the proceeds of the Securities offered hereby, retained earnings are not restricted under this provision.

MODIFICATION OF THE 1940 INDENTURE

         In general, modifications or alterations of the 1940 Indenture and indentures supplemental thereto and of the rights and obligations of the Company and of the holders of the bonds may, with the approval of the Company, be made at a meeting of bondholders upon the affirmative vote of the holders of 75% or more of the aggregate principal amount of the bonds entitled to vote with respect to the matter involved, but no such modifications or alterations are permitted with respect to certain basic matters, such as terms of payment of principal or interest on the bonds or the creation of liens ranking prior to, or on a parity with, the lien of the 1940 Indenture. (Section 167) (See "Voting of Class "A" Bonds" below.)

DEFAULTS AND NOTICE THEREOF

         Defaults under the 1940 Indenture are defined in substance as being (a) failure to pay principal or any installment of interest on any bond on the due date; (b) failure to observe any covenant or condition prescribed by the provisions of any sinking fund created for the benefit of bonds of any series;
(c) failure to perform any other covenant or agreement of the 1940 Indenture, which failure shall continue for a period of 60 days after a written demand that such failure be cured has been mailed to the Company by the Trustee or to the Company by the holders of 15% in principal amount of the bonds; (d) certain events relating to reorganization, bankruptcy and insolvency of the Company or the appointment of a receiver or trustee of the Company's property; (e) final judgment in excess of $100,000 against the Company which is not discharged or stayed within 30 days; or (f) the assumption by any governmental agency or any court at the instance of any governmental agency of custody of the whole or any substantial part of the Trust Estate or of control over the Company's affairs or operations to the exclusion of management by the Company. (Section 105)

         Upon the occurrence of a Default, the 1940 Indenture Trustee may, and upon request of the holders of a majority in principal amount of the bonds shall (and the holders of at least 25% in principal amount of the bonds may, by notice in writing to the Company), declare the principal of and interest on all the bonds to be immediately due and payable. (Section 107)

         The 1940 Indenture Trustee is required to give notice of any Default to holders of bonds whose names are on file with it within 90 days after the occurrence of a Default known to it, unless such Default has been cured prior to the giving of such notice and except that such notice may be withheld, other than as to a Default in payment of principal or interest or of any installment of any sinking fund, if the 1940 Indenture Trustee determines in good faith that such withholding is in the interest of the holders of bonds. (Section 106)

         The holders of not less than a majority in principal amount of bonds then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the 1940 Indenture Trustee, or exercise any trust or power conferred upon the 1940 Indenture Trustee. (Section 110)

         The Company must file an annual Certificate with the 1940 Indenture Trustee as to compliance with the conditions and covenants of the 1940 Indenture and as to the absence of default with respect to any of the covenants contained in the 1940 Indenture. (Section 103)

VOTING OF CLASS "A" BONDS

         The Trustee will, as holder of any Class "A" Bonds issued under the 1940 Indenture, attend such meetings of bondholders under the 1940 Indenture, or deliver its proxy in connection therewith, as relate to matters with respect to which it is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default as defined in the Mortgage has occurred or is continuing, the Trustee will, as holder of such Class "A" Bonds, vote or consent:

         (a) in favor of amendments or modifications to the 1940 Indenture of substantially the same tenor and effect as the following, together with all amendments and modifications required to effectuate the following:

               (i) to provide that, whenever the 1940 Indenture requires authorization by, or a resolution of, the Board of Directors for the issuance of a series of bonds or the determination of the terms thereof, the requirement shall be satisfied if the action taken would be sufficient for the issuance of a series of bonds, or the determination of the terms thereof, under the Mortgage;

               (ii) to eliminate the renewal fund and to provide that, to the extent Property Additions have been taken as a credit, or cash held by the Trustee has been deposited, to satisfy the renewal fund requirements (or to satisfy any sinking fund requirement which is no longer in effect), such Property Additions and cash may be used for any purpose under the 1940 Indenture (including as a basis for the issuance of bonds) as if they had never been so credited or deposited;

               (iii) to permit bonds to be issued in a principal amount equal to
                     75%, instead of 60%, of Net Bondable Additions;

               (iv) to eliminate the Net Earnings requirements for all purposes, including in connection with the issuance of bonds;

               (v) to broaden the definition of "Property Additions" to include all tangible property owned by the Company and subject to the lien of the 1940 Indenture;

               (vi) to eliminate the restrictions on the payment of dividends on, or the making of other distributions on, or acquisitions of, stock;

               (vii) to eliminate most restrictions on purchase money
                     obligations which may be received as consideration for the release of property from the lien of the 1940 Indenture;

               (viii) to permit the release, without compliance with other provisions of the 1940 Indenture, of any property provided that (1) the release will not impair the electric business of the Company in contravention of the provisions of the 1940 Indenture and (2) the fair value of property released pursuant to this provision, together with the fair value of all other property so released in the then current calendar year, shall not exceed the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the 1940 Indenture;

               (ix) to modify release provisions to delete the requirement that the property to be released shall "no longer be useful, necessary, profitable or advantageous in the judicious management and maintenance of the Trust Estate or in the conduct of the business of the Company" and substituting therefor the requirement that the release of the property would not adversely affect the Company's electric business;

               (x) to permit the withdrawal by the Company, without compliance with other provisions of the 1940 Indenture, of cash in an amount, together with other amounts paid over to the Company pursuant to this provision in the then current calendar year, up to the greater of $5,000,000 and 3% of the aggregate principal amount of the bonds then outstanding under the 1940 Indenture; provided that such cash must be expended for Property Additions;

               (xi) to increase the amount of cash withdrawable by the Company on the basis of retired bonds from 100% of the principal amount of such bonds to 133-1/3% of such principal amount;

               (xii) to eliminate most restrictions on the acquisition of property subject to a prior lien;

               (xiii) to limit the insurance coverage that must be maintained by the Company to fire insurance only and to raise the minimum dollar amount of any one fire loss which must be payable to the 1940 Indenture Trustee from $10,000 to an amount equal to the greater of

                       $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the 1940 Indenture;

               (xiv) to modify the definition of "Defaults" under the 1940 Indenture to be substantially the same as "Events of Default" under the Mortgage;

               (xv) to modify the provisions of the 1940 Indenture for the acceleration of the maturity of bonds to provide that (1) action by the holders of a majority (rather than the current 25%) in principal amount of the then outstanding bonds is required to accelerate the maturity of all outstanding bonds upon Default and (2) any such acceleration and its consequences are automatically rescinded (rather than at the option of the holders as is currently provided) upon the curing of all Defaults;

               (xvi) to reduce the quorum requirements for bondholder meetings from 75% to a majority; and

               (xvii) to modify the remedies provisions to increase to a majority from 25% the percentage of the principal amount of outstanding bonds, the holders of which must have requested that the 1940 Indenture Trustee take action before individual holders may institute suits against the Company.

                  (b) with respect to any other amendments or modifications to the 1940 Indenture as follows:

         the Trustee will vote all Class "A" Bonds issued under the 1940 Indenture then held by it, or consent with respect thereto, proportionately with what is reasonably believed to be the vote or consent of the holders of all other bonds Outstanding under the 1940 Indenture, the holders of which are eligible to vote or consent; provided, however, that (i) at any time the Class "A" Bonds under the 1940 Indenture held by the Trustee constitute a majority of the principal amount of the Outstanding bonds under the 1940 Indenture or
         (ii) at any time such Class "A" Bonds held by the Trustee constitute less than such a majority but there is a proposed amendment or modification of the 1940 Indenture which, if it were an amendment or modification of the Mortgage (See "DESCRIPTION OF THE COLLATERAL TRUST BONDS - Modification of the Mortgage"), would require the consent of Holders, then, in either case, the Trustee may only vote such Class "A" Bonds in accordance with the vote of the Holders of at least a majority of the principal amount of the bonds casting a vote and shall seek that vote in accordance with the provisions of the Mortgage applicable to required votes of Holders in respect of amendments or modifications to the Mortgage.


                      DESCRIPTION OF THE ISU 1923 INDENTURE

GENERAL

         The summaries of the ISU 1923 Indenture set forth below do not purport to be complete and are subject to the detailed provisions of the ISU 1923 Indenture, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings ascribed to them in the ISU 1923 Indenture. Wherever particular provisions or terms defined in the ISU 1923 Indenture are referred to in this section, such provisions or definitions are incorporated by reference as part of the statements made in this section, and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the ISU 1923 Indenture.

SECURITY

         The ISU 1923 Indenture constitutes a direct first mortgage lien upon substantially all of the property and rights of Iowa Southern existing at the time of the IE-ISU merger on December 31, 1993 and upon extensions and additions appurtenant to such property, with certain exceptions for certain types of property (including accounts receivable) as provided in the ISU 1923 Indenture, and subject only to permitted liens. (Granting Clauses)

         Any bonds issued under the ISU 1923 Indenture as the basis for the issuance of Bonds under the Mortgage will be secured equally and ratably with the bonds of all other series then outstanding under the ISU 1923 Indenture.

EFFECT OF THE IE-ISU MERGER ON THE ISU 1923 INDENTURE

         The merger of IE and ISU did not impair the lien of the ISU 1923 Indenture or any of the rights or powers of the ISU Indenture Trustees or the bondholders under the ISU 1923 Indenture. (Article XVI) Subsequent to that merger, the Company became the successor to ISU under the ISU 1923 Indenture.

ISSUANCE OF ADDITIONAL BONDS

         The ISU 1923 Indenture does not fix an overall limitation on the aggregate principal amount of the bonds of all series that may be issued or outstanding thereunder. (Section 2.01)

         Provided that the Earnings Applicable to Bond Interest for a period of twelve consecutive calendar months within the fifteen months immediately preceding issuance are at least twice the annual interest requirements of the bonds applied for and all bonds and Prior Lien Bonds outstanding, additional bonds of any series may be issued:

                  (a) in an aggregate principal amount not exceeding 60% of the Cost or Fair Value, whichever is less, of Property Additions after adjustments to offset retirements and amounts removed from the utility plant or fixed capital accounts of the former Iowa Southern (Article
         V);

                  (b) in an aggregate principal amount not exceeding the aggregate principal amount of bonds which shall have been retired (other than bonds retired through the use of certain funds) (Article
         VI);

                  (c) upon deposit of cash with the ISU Corporate Trustee, in an amount equal to the principal amount of the bonds to be so issued (and such cash may be withdrawn by the Company in a sum equal to the aggregate principal amount of the bonds which could be issued under clause (a) or (b) above). (Article VII)

         Bonds issuable under the ISU 1923 Indenture are available as the basis for the issuance of securities under the Mortgage. As of March 31, 1997, on the basis of the most restrictive provisions described above, the Company would have been entitled to issue at least $167 million of additional bonds under the ISU 1923 Indenture.

MAINTENANCE FUND

         The ISU 1923 Indenture provides that so long as bonds shall be outstanding, the Company will pay to the ISU Corporate Trustee annually, as a maintenance fund, a sum of money equal to 15% of the gross operating revenue of the Company derived during the calendar year preceding such payment from the operation of the physical properties subject to the lien of the ISU 1923 Indenture after deducting (1) all gross operating revenue derived during such period from the operation of property subject to a prior lien and (2) an amount equal to the total cost to the Company of electric energy and natural gas purchased by it (and allocable to operations of property subject to the lien of the ISU 1923 Indenture) during such period with certain deductions. The Company is entitled to credits against such annual payment for certain amounts expended for maintenance and repairs and Unapplied Balance of Property Additions, retired bonds, and other matters. Any moneys deposited by the Company with the ISU Corporate Trustee in the maintenance fund will, upon the request of the Company, be applied by the ISU Corporate Trustee to the purchase or redemption of bonds or may be withdrawn by the Company in certain circumstances. (Article XII)

SUBSTITUTIONS AND RELEASES

         Generally, property subject to the lien of the ISU 1923 Indenture may be released only upon the deposit or pledge with the ISU Corporate Trustee of cash, purchase money obligations, securities, or the certification of property additions or, in certain instances, upon the substitution of other property of equivalent value. The Company may also, under certain conditions, without release, terminate, change, or assent to the modification of leases, easements, franchises, and governmental permits. (Article XI)

SATISFACTION AND DISCHARGE OF INDENTURE

         If the Company shall pay the principal of, premium (if any), and interest on all outstanding bonds issued under the ISU 1923 Indenture (bonds for the payment or redemption of which necessary funds have been deposited with the ISU Corporate Trustee being deemed paid), then the ISU Indenture Trustees may, and upon the request of the Company shall, cancel and discharge the lien of the ISU 1923 Indenture and reconvey to the Company the mortgaged and pledged property. (Article XIX)

MODIFICATION OF THE ISU 1923 INDENTURE

         To the extent permitted by the terms of the ISU 1923 Indenture, modification or alteration of the ISU 1923 Indenture or any indenture supplemental thereto, and of the rights and obligations of the Company and of ISU bondholders, may be made with the consent of the Company by an affirmative vote of the holders of not less than 80% in principal amount of the outstanding bonds issued under the ISU 1923 Indenture and entitled to vote at a meeting of bondholders and by an affirmative vote of the holders of not less than 80% of the principal amount of such bonds of the series affected by the change; provided, however, that no such modification or alteration intended to effect or permit the extension of the maturity of the principal of any bond, the reduction in the rate of interest thereon, or any other modification in the terms of payment of such principal or interest, or the taking of certain other actions, such as creating liens ranking prior to, or on parity with, the lien of the ISU 1923 Indenture, shall be effective as to any bond the holder of which has not assented to such modification or alteration. (Article XX) (See "Voting of Class "A" Bonds" below.)

         The Company may fail or omit to comply with certain covenants or conditions of the ISU 1923 Indenture with the written consent of the holders of at least 66 2/3% of the principal amount of all outstanding bonds issued under the ISU 1923 Indenture. (Section 15.19)

DEFAULTS AND NOTICE THEREOF

         Defaults under the ISU 1923 Indenture are defined in substance as being
(a) failure to pay principal of, or premium (if any) on, any bond issued under the ISU 1923 Indenture; (b) failure to pay any installment of interest on any such bond, and such failure continues for 30 days; (c) failure to observe any covenant or condition prescribed by the provisions of any sinking fund created for the benefit of such bonds of any series; (d) failure by the Company to perform any other covenant or agreement in such bonds or in the ISU 1923 Indenture, and such failure continues for 60 days after written notice is given; and (e) certain events relating to reorganization, bankruptcy and insolvency of the Company, and the appointment of a receiver. (Section 15.01)

         The ISU 1923 Indenture Trustees are required to give notice of any default to bondholders within 90 days after the occurrence thereof, unless such default is cured before the giving of such notice (except in the case of certain defaults, notice of which is not to be given by such Trustees until at least 60 days after the occurrence thereof). The ISU Indenture Trustees may withhold notice of default (except in the payment of principal of, or interest or premium (if any) on, any of the bonds or in the payment of any sinking fund or purchase fund installment) if the ISU Corporate Trustee determines that such withholding is in the interest of the bondholders. (Section 17.11)

         Holders of a majority of the principal amount of outstanding bonds may direct the method, time, and place of conducting any proceedings for any remedy available to the ISU Indenture Trustees for any sale of the property subject to the lien of the ISU 1923 Indenture, or for the foreclosure of the ISU 1923 Indenture, or for the appointment of a receiver, or for the taking of any other action authorized by the ISU 1923 Indenture in respect of a default or refraining therefrom. (Section 15.05)

         No holder of any bond or coupon shall have any right to any remedy under the ISU 1923 Indenture, unless such holder has given prior written notice to the ISU 1923 Indenture Trustees of the default, 25% in aggregate principal amount of the bonds outstanding have made prior written request to the ISU Corporate Trustee and have afforded reasonable opportunity to the 1923 ISU Indenture Trustees to pursue the remedy in the trustees' own names, and the ISU 1923 Indenture Trustees have been offered adequate indemnity for costs, expenses and liabilities which may be incurred thereby. (Section 15.15)

         The Company must file an annual Certificate with the ISU Corporate Trustee as to compliance with the conditions and covenants of the ISU 1923 Indenture and as to the absence of default with respect to any of the covenants contained in the ISU 1923 Indenture. (Section 14.03)

VOTING OF CLASS "A" BONDS

         The Trustee will, as holder of any Class "A" Bonds issued under the ISU 1923 Indenture, attend such meetings of bondholders under the ISU 1923 Indenture, or deliver its proxy in connection therewith, as relate to matters with respect to which it is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default as defined in the Mortgage has occurred or is continuing, the Trustee will, as holder of such Class "A" Bonds, vote or consent:

         (a) in favor of amendments or modifications to the ISU 1923 Indenture of substantially the same tenor and effect as the following, together with all amendments and modifications required to effectuate the following:

               (i) to provide that, whenever the ISU 1923 Indenture requires authorization by, or a resolution of, the Board of Directors or an Executive Committee thereof for the issuance of a series of bonds or the determination of the terms thereof, the requirement shall be satisfied if the action taken would be sufficient for the issuance of a series of bonds, or the determination of the terms thereof, under the Mortgage;

               (ii) to eliminate the maintenance fund and to provide that, to the extent Property Additions or bonds previously outstanding have been taken as a credit, or cash held by the ISU Corporate Trustee has been deposited, in each case to satisfy the Maintenance Fund Requirements, such Property Additions, previously outstanding bonds and cash may be used for any purpose under the ISU 1923 Indenture (including as a basis for the issuance of bonds) as if they had never been so credited or deposited;

               (iii) to permit bonds to be issued in a principal amount equal to 75%, instead of 60%, of Property Additions;

               (iv) to eliminate the Net Earnings requirements for all purposes, including in connection with the issuance of bonds;

               (v) to broaden the definition of "Property Additions" to include property not used by the Company in its electric, gas or steam business;

               (vi) to permit the release, without compliance with other provisions of the ISU 1923 Indenture, of any property, provided that (1) the fair value of property released pursuant to this provision, together with the fair value of all other property so released in the then current calendar year, shall not exceed an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the ISU 1923 Indenture;

               (vii) to permit the withdrawal by the Company, without compliance with other provisions of the ISU 1923 Indenture, of cash in an amount, together with other amounts paid over to the Company pursuant to this provision in the then current calendar year, up to the greater of $5,000,000 and 3% of the aggregate principal amount of the bonds then outstanding under the ISU 1923 Indenture; provided that such cash must be expended for Property Additions;

               (viii) to increase the amount of cash withdrawable by the Company on the basis of retired property from 100% of the cost or fair value of such property to 133-1/3% of such cost or fair value;

               (ix) to raise the minimum dollar amount of any one fire loss which must be payable to the ISU Indenture Trustees from $10,000 to an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the ISU 1923 Indenture;

               (x) to modify the definition of "defaults" under the ISU 1923 Indenture to be substantially the same as "Events of Default" under the Mortgage;

               (xi) to modify the provisions of the ISU 1923 Indenture for the acceleration of the maturity of bonds to provide that
                       (1) action by the holders of a majority (rather than the current 25%) in principal amount of the then outstanding bonds is required to accelerate the maturity of all outstanding bonds upon default and (2) any such acceleration and its consequences are automatically rescinded (rather than at the option of the holders as is currently provided) upon the curing of all defaults;

               (xii) to reduce the quorum requirements for bondholder meetings from 80% to a majority; and

               (xiii) to modify the remedies provisions to increase to a majority from 25% the percentage of the principal amount of bonds, the holders of which must have requested the ISU Corporate Trustee to take action before individual holders may institute suits against the Company.

         (b) with respect to any other amendments or modifications to the ISU 1923 Indenture, as follows:

         the Trustee will vote all Class "A" Bonds issued under the ISU 1923 Indenture then held by it, or consent with respect thereto, proportionately with what is reasonably believed to be the vote or consent of the holders of all other bonds outstanding under the ISU 1923 Indenture, the holders of which are eligible to vote or consent; provided, however, that (i) at any time such Class "A" Bonds under the ISU 1923 Indenture held by the Trustee constitute a majority of the principal amount of the Outstanding bonds under the ISU 1923 Indenture or (ii) at any time such Class "A" Bonds held by the Trustee constitute less than such a majority but there is a proposed amendment or modification of the ISU 1923 Indenture which, if it were an amendment or modification of the Mortgage (See "DESCRIPTION OF THE COLLATERAL TRUST BONDS - Modification of the Mortgage"), would require the consent of Holders, then, in either case, the Trustee may only vote such Class "A" Bonds in accordance with the vote of the Holders of at least a majority of the principal amount of the securities casting a vote and shall seek that vote in accordance with the provisions of the Mortgage applicable to required votes of Holders in respect of amendments or modifications to the Mortgage.

                  DESCRIPTION OF THE SENIOR UNSECURED INDENTURE



GENERAL



         The Securities may be issued in one or more series under the Indenture (For Senior Unsecured Debt Securities) (the "Senior Unsecured Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Senior Unsecured Indenture Trustee"). The summaries of the Senior Unsecured Indenture set forth below do not purport to be complete and are subject to the detailed provisions of the Senior Unsecured Indenture, a copy of which is filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated in this section by reference. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings ascribed to them in the Senior Unsecured Indenture. Wherever particular provisions or terms defined in the Senior Unsecured Indenture are referred to in this section, such provisions or definitions are incorporated by reference as part of the statements made in this section, and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the Senior Unsecured Indenture.



         The Securities issued under the Senior Unsecured Indenture (the "Senior Debentures") will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Senior Debentures shall not be afforded any protection under the Mortgage, pursuant to which various series of Collateral Trust Bonds may be issued. Reference is made to the Prospectus Supplement, or a supplement thereto, for a description of the following terms of the series of Senior Debentures in respect of which this Prospectus is being delivered: (1) the title of such series of Senior Debentures; (2) any limit on the aggregate principal amount of such Senior Debentures or the series of which they are a part; (3) the Person or Persons to whom interest on the Senior Debentures of such series shall be payable if other than the Persons in whose names such Senior Debentures are registered; (4) the date or dates on which the principal of any of such Senior Debentures will be payable; (5) the rate or rates (which may be fixed or variable) and/or the method of determination of such rate or rates at which any of such Senior Debentures will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where (i) the principal of, premium, if any, and interest on any of such Senior Debentures will be payable,
(ii) registration of transfer of such Senior Debentures may be effected, (iii) exchanges of such Senior Debentures may be effected and (iv) notices and demands to or upon the Company in respect of such Senior Debentures may be served; the Security Registrar for such Senior Debentures and, if such is the case, that the principal of such Senior Debentures shall be payable without presentment or surrender thereof; (7) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Senior Debentures may be redeemed, in whole or in part, at the option of the Company; (8) the obligation or obligations, if any, of the Company to redeem or purchase any of such Senior Debentures pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Senior Debentures shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (9) the denominations in which any of such Senior Debentures will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if other than the currency of the United States, the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on any of such Senior Debentures will be payable;
(11) if the principal of or any premium or interest on any of such Senior Debentures is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than in which such Senior Debentures are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (12) if the principal of or premium, if any, or interest on such Senior Debentures are to be payable, or are to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the formulary or other method or other means by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (13) if the amount payable in respect of principal of or any premium or interest on any of such Senior Debentures may be determined with reference to an index or other fact or event ascertainable outside the Senior Unsecured Indenture, the manner in which such amounts will be determined; (14) if other than the principal amount thereof, the portion of the principal amount of any of such Senior Debentures which shall be payable upon declaration of acceleration of the Maturity thereof; (15) any addition to the Events of Default applicable to any of such Senior Debentures and any addition to the covenants of the Company for the benefit of the Holders of such

Senior Debentures; (16) the terms, if any, pursuant to which such Senior Debentures may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (17) the obligations or instruments, if any, which shall be considered to be Eligible Obligations in respect of such Senior Debentures denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such Senior Debentures after the satisfaction and discharge thereof; (18) if such Senior Debentures are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Senior Debentures to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Senior Debentures; (19) if such Senior Debentures are to be issuable as bearer securities; (20) any limitations on the rights of the Holders of such Senior Debentures to transfer or exchange such Senior Debentures or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of such Senior Debentures, the amount or terms thereof; (21) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Senior Debentures; and (22) any other terms of such Senior Debentures of such series, or any Tranche thereof, not inconsistent with the provisions of the Senior Unsecured Indenture. (Section 301)



         Senior Debentures may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations applicable to Senior Debentures sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations applicable to any Senior Debentures which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.



         Except as may otherwise be described in the Prospectus Supplement, the covenants contained in the Senior Unsecured Indenture would not afford Holders of Senior Debentures protection in the event of a highly-leveraged transaction or change of control involving the Company.



FORM, EXCHANGE, AND TRANSFER



         Unless otherwise specified in the applicable Prospectus Supplement, Senior Debentures of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302)



         At the option of the Holder, subject to the terms of the Senior Unsecured Indenture and the limitations applicable to global securities, Senior Debentures of any series will be exchangeable for other Senior Debentures of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)



         Subject to the terms of the Senior Unsecured Indenture and the limitations applicable to global securities, Senior Debentures may be presented for exchange as provided above for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. Unless otherwise indicated, no service charge will be made for any registration of transfer or exchange of Senior Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Every Senior Debenture presented or surrendered for registration of transfer or exchange shall (if so required by the Company, the Senior Unsecured Indenture Trustee or the Security Registrar) be duly endorsed or accompanied by an executed written instrument of transfer in form satisfactory to the Company, the Senior Unsecured Indenture Trustee or the Security Registrar. (Section 305) Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Senior Debenture will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Senior Debentures of each series. The Company may perform all functions of any office or agency. (Section 602)



         The Company shall not be required to execute or register the transfer of or the exchange of any Senior Debenture, or any Tranche thereof, during a period of 15 days preceding the notice to be given identifying the Senior Debenture called for redemption, or any Senior Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such Senior Debenture being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENT



         Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Senior Debenture on any Interest Payment Date will be made to the person in whose name such Senior Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)



         Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any interest on the Senior Debentures of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Senior Unsecured Indenture Trustee in New York, New York will be designated as the Company's sole Paying Agent for payment with respect to Senior Debentures of each series. Any other Paying Agents initially designated by the Company for the Senior Debentures of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Senior Debentures of a particular series. (Section 602)



         Any moneys deposited by the Company with the Trustee or any Paying Agent for the payment of the principal of or any premium or interest on any Senior Debenture which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be paid to the Company, and the Holder of such Senior Debenture, as an unsecured general creditor and not as a Holder, thereafter may look only to the Company for payment thereof. (Section 603)



REDEMPTION



         Any terms for the optional or mandatory redemption of Senior Debentures will be set forth in the applicable Prospectus Supplement or a supplement thereto. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Senior Debentures that are redeemable at the option of the Holder, Senior Debentures will be redeemable only upon notice by mail not less than 30 days nor more than 60 days prior to the date fixed for redemption, and, if less than all the Senior Debentures of a series, or any Tranche thereof, are to be redeemed, the particular Senior Debentures to be redeemed will be selected by the Securities Registrar by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Sections 403 and 404)



         Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Senior Debentures and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Debentures. (Section 404)



CONSOLIDATION, MERGER, CONVEYANCE, OR OTHER TRANSFER



         Under the terms of the Senior Unsecured Indenture, the Company may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a Person organized and existing under the laws of any domestic jurisdiction and shall expressly assume the Company's obligations on the Senior Debentures and under the Senior Unsecured Indenture, (ii) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing, and (iii) the Company will have delivered to the Senior Unsecured Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Senior Unsecured Indenture. (Section 1101)



LIMITATIONS ON LIENS

         So long as there remains outstanding any Senior Debentures of any series to which Section 6.08 of the Senior Unsecured Indenture applies under the terms of such series, the Company may not, and may not permit any subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right or lien of any kind (for purposes of this paragraph, "Liens") on any of its properties or assets now owned or hereinafter acquired to secure any indebtedness, without making effective provision whereby the Senior Debentures (together with, if the Company shall so determine, any other debt of the Company or any subsidiary then existing or thereafter created that is not subordinate to such Senior Debentures) of such series shall be equally and ratably secured with (or prior to) any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. The foregoing restriction shall not apply to or prevent the creation or existence of the following: (a) the Liens of the 1940 Indenture, the 1923 Indenture and the Mortgage or any indenture supplemental to any thereof subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether now owned or hereafter acquired; (b) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a subsidiary at the date it became a subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (c) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part of Liens permitted by the foregoing clauses (a) and (b); (d) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (a), (b), or (c); or (e) Permitted Liens. Further, this restriction shall not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. "Permitted Liens" means any of the following:
(a) Liens for taxes, assessments and other governmental charges or requirements not delinquent or which can thereafter be paid without penalty or which are currently being contested in good faith by appropriate proceedings; (b) mechanics', workmen's, repairmen's, materialmen's, warehousemen's and carriers' Liens, Liens or privileges of any employees of the Company for salary or wages earned, but not yet payable, and other Liens, including without limitation Liens for worker's compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings; (c) Liens in respect of judgments or awards with respect to which the Company shall (i) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Company shall have secured a stay of execution pending such appeal or other proceeding or (ii) have the right to prosecute an appeal or other proceeding for review;
(d) easements, leases, reservations or other rights of others in, on and/or over, and laws, regulations and restrictions affecting, and defects and irregularities in record title to, the property of the Company or any part thereof; provided, however, that such easements, leases, reservations, rights, laws, regulations, restrictions, defects and irregularities do not, in the reasonable judgment of the Company, in the aggregate materially impair the use by the Company of its property considered as a whole for the purposes for which it is held by the Company; (e) any defects or irregularities in title to any rights-of-way and/or to any real estate used or to be used primarily for right-of-way purposes or held under lease, easement, license or similar right; provided, however, that (i) the Company shall have obtained from the apparent owner of the lands or estates therein covered by any such right-of-way a sufficient right, by the terms of the instrument granting such right-of-way, lease, easement, license or similar right, to the use thereof for the purpose for which the Company acquired the same, (ii) the Company has power under eminent domain, or similar statutes, to remove such defects or irregularities or
(iii) such defects or irregularities may be otherwise remedied without undue effort or expense; (f) Liens securing indebtedness neither created, assumed nor guaranteed by the Company nor on account of which it customarily pays interest, existing at the date of the execution and delivery of this Indenture, or, as to property hereafter acquired, at the time of the acquisition thereof by the Company, upon real estate or rights in or relating to real estate acquired by the Company for rights of way for distribution and transmission lines and for pipes, substations, structures and appurtenances thereto; (g) leases existing at the date of the execution and delivery of this Indenture affecting property owned by the Company at said date and renewals and extensions thereof and leases for a term of not more than ten (10) years (including extensions or renewals at the option of the tenant) affecting property acquired by the Company after said date; (h) any controls, restrictions, obligations, duties and/or other burdens imposed by any federal, state, municipal or other law, or by any rule, regulation or order of any Governmental Authority, upon any property of the Company or the operation or use thereof or upon the Company with respect to any of its property or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in any Governmental Authority to impose any such controls, restrictions, obligations, duties and/or other burdens; (i) Liens granted on air or water pollution control or sewage or solid waste disposal facilities of the Company in connection with the issuance of industrial development revenue bonds; (j) any right which any Governmental Authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Company upon payment of cash or reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company; (k) any Liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made or which, in the opinion of counsel, are not material; (l) Prepaid Liens; (m) Liens resulting from good faith deposits made in connection with bids, tenders, contracts or leases to which the Company is a party and Liens resulting from deposits made to secure public or statutory obligations of the Company or for the purpose of obtaining a stay or discharge in the course of any legal proceedings; (n) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers' installment paper; (o) rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam or any by-products thereof generated or produced by or from any properties of the Company or with respect to any other rights concerning electricity, gas (either natural or artificial) or steam supply, transportation, or storage which are in use in the ordinary course of the electricity, gas (either natural or artificial) or steam business; (p) any landlord's Lien; (q) Liens incurred pursuant to Section 907; and (r) Liens or encumbrances not otherwise permitted if, at the time of incurrence and after giving effect thereto, the aggregate of all obligations of the Company and its subsidiaries secured thereby does not exceed 10% of Tangible Net Worth. "Prepaid Lien" means any Lien securing indebtedness for the payment of which money in the necessary amount shall have been irrevocably deposited in trust with the trustee or other holder of such Lien; provided, however, that if such indebtedness is to be redeemed or otherwise prepaid prior to the stated maturity thereof, any notice requisite to such redemption or prepayment shall have been given in accordance with the mortgage or other instrument creating such Lien or irrevocable instructions to give such notice shall have been given to such trustee or other holder. "Tangible Net Worth" means (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its subsidiaries if the Company then has one or more subsidiaries the accounts of which are consolidated with the accounts of the Company) prepared in accordance with generally accepted accounting principles less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities).



EVENTS OF DEFAULT



         Each of the following will constitute an Event of Default under the Senior Unsecured Indenture with respect to Senior Debentures of any series: (a) failure to pay any interest on any Senior Debentures of such series within 60 days after the same becomes due and payable; provided, that an extension of an interest payment period by the Company permitted by the terms of the series shall not constitute a failure to pay interest for this purpose; (b) failure to pay principal of or premium, if any, on any Senior Debenture of such series within three business days after the same becomes due and payable; (c) failure to perform or breach of any other covenant or warranty of the Company in the Senior Unsecured Indenture (other than a covenant or warranty of the Company in the Senior Unsecured Indenture solely for the benefit of one or more series of Senior Debentures other than such series) for 60 days after written notice to the Company by the Senior Unsecured Indenture Trustee, or to the Company and the Senior Unsecured Indenture Trustee by the Holders of at least 33% in principal amount of the Senior Debentures of such series Outstanding under the Senior Unsecured Indenture as provided in the Senior Unsecured Indenture; (d) certain events of bankruptcy, insolvency or reorganization; and (e) any other Event of Default specified in the applicable Prospectus Supplement with respect to Senior Debentures of a particular series. (Section 801)



         An Event of Default with respect to the Senior Debentures may not necessarily constitute an Event of Default with respect to the Senior Debentures of any other series issued under the Senior Unsecured Indenture.



         If an Event of Default with respect to any series of Senior Debentures occurs and is continuing, then either the Senior Unsecured Indenture Trustee or the Holders of not less than 33% in principal amount of the Outstanding Senior Debentures of such series may declare the principal amount (or if the Senior Debentures of such series are Discount Securities, such portion of the principal amount hereof as may be specified in the applicable Prospectus Supplement) of all of the Senior Debentures of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Senior Debentures, the Senior Unsecured Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Senior Debentures of any one of such series.



         Subject to the provisions of the Senior Unsecured Indenture relating to the duties of the Senior Unsecured Indenture Trustee in case an Event of Default shall occur and be continuing, the Senior Unsecured Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Unsecured Indenture at the request or direction of any Holder, unless such Holder shall have offered to the Senior Unsecured Indenture Trustee reasonable security or indemnity. (Section 903) Subject to such provisions of the indemnification of the Senior Unsecured Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debentures of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Unsecured Indenture Trustee, or exercising any trust or power conferred on the Senior Unsecured Indenture Trustee, with respect to the Senior Debentures of that series. (Section 812)



         No Holder of a Senior Debenture of any series will have any right to institute any proceeding with respect to the Senior Unsecured Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Senior Debentures of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debentures of such series have made written request to the Senior Unsecured Indenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Senior Unsecured Indenture Trustee, to institute such proceeding as trustee and (iii) the Senior Unsecured Indenture Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Senior Debentures of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807) However, such limitations do not apply to a suit instituted by a Holder of a Senior Debenture for the enforcement of payment of the principal of or any premium or interest on such Senior Debenture on or after the applicable due date specified in such Senior Debenture. (Section 808)



         The Company will be required to furnish to the Senior Unsecured Indenture Trustee annually, not later than October 1 in each year, a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Senior Unsecured Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Senior Unsecured Indenture. (Section
606)



RIGHT TO CURE



         At any time after the declaration of acceleration with respect to the Senior Debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if



         (a) the Company has paid or deposited with the Senior Unsecured Indenture Trustee a sum sufficient to pay



               (1) all overdue interest on all Senior Debentures of such series;



               (2) the principal of and premium, if any, on any Senior Debentures of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Senior Debentures;



               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Senior Debentures, to the extent that payment of such interest is lawful; and



               (4) all amounts due to the Senior Unsecured Indenture Trustee under the Senior Unsecured Indenture; and



         (b) any other Event or Events of Default with respect to the Senior Debentures of such series, other than the non-payment of the principal of the Senior Debentures of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Unsecured Indenture. (Section 802)



MODIFICATION AND WAIVER



         Without the consent of any Holder of Senior Debentures, the Company and the Senior Unsecured Indenture Trustee may enter into one or more supplemental indentures to the Senior Unsecured Indenture for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Senior Unsecured Indenture and the Senior Debentures; or (b) to add one or more covenants of the Company or other provisions for the benefit of the Holders of all or any series of Outstanding Senior Debentures or to surrender any right or power conferred upon the Company by the Senior Unsecured Indenture; or (c) to add any additional Events of Default with respect to all or any series of Outstanding Senior Debentures; or (d) to change or eliminate any provision of the Senior Unsecured Indenture or to add any new provision to the Senior Unsecured Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Senior Debentures of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when the consent of the Holders of such series so affected has been obtained or when there is no Senior Debenture of such series remaining Outstanding under the Senior Unsecured Indenture; or (e) to provide collateral security for the Senior Debentures; or (f) to establish the form or terms of Senior Debentures of any series as permitted by the Senior Unsecured Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a separate or successor Senior Unsecured Indenture Trustee under the Senior Unsecured Indenture with respect to the Senior Debentures of one or more series and to add or to change any of the provisions of the Senior Unsecured Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Senior Unsecured Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Senior Debentures; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Senior Debentures shall be payable, (2) any Senior Debentures may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Senior Debentures and the Senior Unsecured Indenture may be served; or (k) to cure any ambiguity, to correct or supplement any defective or inconsistent provision or to make or change any other provisions with respect to matters and questions arising under the Senior Unsecured Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Senior Debentures of any series in any material respect. (Section 1201)



         The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debentures of any series may waive compliance by the Company with certain restrictive provisions of the Senior Unsecured Indenture. (Section 607) The Holders of not less than a majority in principal amount of the Outstanding Senior Debentures of any series may waive any past default under the Senior Unsecured Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Senior Unsecured Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Senior Debenture of such series affected. (Section
813)



         Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Senior Unsecured Indenture in such a way as to require changes to the Senior Unsecured Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Senior Unsecured Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Senior Unsecured Indenture, the Senior Unsecured Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Senior Unsecured Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)



         Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Debentures of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Senior Unsecured Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Senior Debentures Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Senior Debentures of all series so directly affected, considered as one class, will be required; and provided, further, that if the Senior Debentures of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Senior Debentures of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such supplemental indenture may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Senior Debenture, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Senior Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Senior Debenture (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Senior Debenture,
(b) reduce the percentage in principal amount of the Outstanding Senior Debentures of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Senior Unsecured Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Senior Debenture of such series or Tranche, or (c) modify certain of the provisions of the Senior Unsecured Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Debentures of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Senior Debenture affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Senior Unsecured Indenture which has expressly been included solely for the benefit of one or more particular series of Senior Debentures or one or more Tranches thereof, or modifies the rights of the Holders of Senior Debentures of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Senior Debentures of any other series or Tranche. (Section 1202)



         The Senior Unsecured Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Senior Debentures have given any request, demand, authorization, direction, notice, consent, or waiver under the Senior Unsecured Indenture as of any date, or whether or not a quorum is present at a meeting of Holders, (i) Senior Debentures owned by the Company or any other obligor upon the Senior Debentures or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Securities Outstanding under this Senior Unsecured Indenture, or all Outstanding Senior Debentures of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Senior Unsecured Indenture; and (iii) the principal amount of a Senior Debenture denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the Dollar equivalent, determined as of such date in the manner prescribed for such Senior Debenture, of the principal amount of such Senior Debenture (or, in the case of a Senior Debenture described in clause (ii) above, of the amount described in such clause). (Section 101)



         If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Senior Debentures have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, direction, waiver or other Act, and for that purpose the Outstanding Senior Debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Senior Debenture and the Holder of every Senior Debenture issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Senior Debenture. (Section 104)



DEFEASANCE



         Unless otherwise indicated in the applicable Prospectus Supplement, any Senior Debenture, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Senior Unsecured Indenture, and, at the Company's election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Senior Unsecured Indenture Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepaying thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the Senior Unsecured Indenture Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Senior Debentures or portions thereof. (Section 701) For this purpose, unless otherwise indicated in the applicable Prospectus Supplement, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 101)



         While the Company knows of no legal precedent on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their securities. In addition, such Holders thereafter would be required to recognize for federal income tax purposes a share of the income, gain or loss of the trust. The amount so required to be recognized could be different from the amount that would be recognized in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of any such deposit.



RESIGNATION OF SENIOR UNSECURED INDENTURE TRUSTEE



         The Senior Unsecured Indenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of Senior Debentures then Outstanding delivered to the Senior Unsecured Indenture Trustee and the Company. No resignation or removal of the Senior Unsecured Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Senior Unsecured Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Senior Unsecured Indenture Trustee appointed by Act of the Holders of a majority in principal amount of the Outstanding Senior Debentures, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Senior Unsecured Indenture, the Senior Unsecured Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Senior Unsecured Indenture. (Section 910)



NOTICES



         Notices to Holders of Senior Debentures will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Section
106)



TITLE



         The Company, the Senior Unsecured Indenture Trustee, and any agent of the Company or the Senior Unsecured Indenture Trustee may treat the Person in whose name a Senior Debenture is registered as the absolute owner thereof (whether or not such Senior Debenture may be overdue) for the purpose of making payment and for all other purposes. (Section 308)



GOVERNING LAW



         The Senior Unsecured Indenture and the Senior Debentures will be governed by, construed in accordance with, the laws of the State of New York, except to the extent the law of any other jurisdiction shall be mandatorily applicable. (Section 112)

LIMITATION ON SUITS



         The Senior Unsecured Indenture limits a Holder's right to institute any proceeding with respect to the Senior Unsecured Indenture, the appointment of a receiver or trustee, or for any other remedy under the Senior Unsecured Indenture. (Section 807)



MAINTENANCE OF PROPERTIES



         The Senior Unsecured Indenture provides that the Company shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that nothing shall prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business. (Section
605)



RELATIONSHIP WITH THE SENIOR UNSECURED INDENTURE TRUSTEE



         See "DESCRIPTION OF THE COLLATERAL TRUST BONDS -- Relationship with the Trustee" for a description of certain relationships between the Senior Unsecured Indenture Trustee and the Company.



                    DESCRIPTION OF THE SUBORDINATED INDENTURE


GENERAL

         The Securities may be issued in one or more series under the Indenture (For Unsecured Subordinated Debt Securities) (the "Subordinated Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Subordinated Indenture Trustee"). The summaries of the Subordinated Indenture set forth below do not purport to be complete and are subject to the detailed provisions of the Subordinated Indenture, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings ascribed to them in the Subordinated Indenture. Wherever particular provisions or terms defined in the Subordinated Indenture are referred to in this section, such provisions or definitions are incorporated by reference as part of the statements made in this section, and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the Subordinated Indenture.

         The Securities issued under the Subordinated Indenture (the "Subordinated Debentures") will be unsecured, subordinated obligations of the Company and shall not be afforded any protection under the Mortgage, pursuant to which various series of Collateral Trust Bonds may be issued. Reference is made to the Prospectus Supplement, or a supplement thereto, for a description of the following terms of the series of Subordinated Debentures in respect of which this Prospectus is being delivered: (1) the title of such series of Subordinated Debentures; (2) any limit on the aggregate principal amount of such Subordinated Debentures or the series of which they are a part; (3) the Person or Persons to whom interest on the Subordinated Debentures of such series shall be payable if other than the Persons in whose names such Subordinated Debentures are registered; (4) the date or dates on which the principal of any of such Subordinated Debentures will be payable; (5) the rate or rates (which may be fixed or variable) and/or the method of determination of such rate or rates at which any of such Subordinated Debentures will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where (i) the principal of, premium, if any, and interest on any of such Subordinated Debentures will be payable, (ii) registration of transfer of such Subordinated Debentures may be effected, (iii) exchanges of such Subordinated Debentures may be effected and (iv) notices and demands to or upon the Company in respect of such Subordinated Debentures may be served; the Security Registrar for such Subordinated Debentures and, if such is the case, that the principal of such Subordinated Debentures shall be payable without presentment or surrender thereof; (7) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Subordinated Debentures may be redeemed, in whole or in part, at the option of the Company; (8) the obligation or obligations, if any, of the Company to redeem or purchase any of such Subordinated Debentures pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Subordinated Debentures shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (9) the denominations in which any of such Subordinated Debentures will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if other than the currency of the United States, the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on any of such Subordinated Debentures will be payable; (11) if the principal of or any premium or interest on any of such Subordinated Debentures is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than in which such Subordinated Debentures are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (12) if the principal of or premium, if any, or interest on such Subordinated Debentures are to be payable, or are to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the formulary or other method or other means by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (13) if the amount payable in respect of principal of or any premium or interest on any of such Subordinated Debentures may be determined with reference to an index or other fact or event ascertainable outside the Subordinated Indenture, the manner in which such amounts will be determined; (14) if other than the principal amount thereof, the portion of the principal amount of any of such Subordinated Debentures which shall be payable upon declaration of acceleration of the Maturity thereof; (15) any addition to the Events of Default applicable to any of such Subordinated Debentures and any addition to the covenants of the Company for the benefit of the Holders of such Subordinated Debentures; (16) the terms, if any, pursuant to which such Subordinated Debentures may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (17) the obligations or instruments, if any, which shall be considered to be Eligible Obligations in respect of such Subordinated Debentures denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such Subordinated Debentures after the satisfaction and discharge thereof; (18) if such Subordinated Debentures are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Subordinated Debentures to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Subordinated Debentures; (19) if such Subordinated Debentures are to be issuable as bearer securities; (20) any limitations on the rights of the Holders of such Subordinated Debentures to transfer or exchange such Subordinated Debentures or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of such Subordinated Debentures, the amount or terms thereof; (21) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Subordinated Debentures; and (22) any other terms of such Subordinated Debentures of such series, or any Tranche thereof, not inconsistent with the provisions of the Subordinated Indenture. (Section
301)

         Subordinated Debentures may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations applicable to Subordinated Debentures sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations applicable to any Subordinated Debentures which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

         Except as may otherwise be described in the Prospectus Supplement, the covenants contained in the Subordinated Indenture would not afford Holders of Subordinated Debentures protection in the event of a highly-leveraged transaction or change of control involving the Company.

SUBORDINATION

         The Subordinated Indenture provides that payment of the principal of, premium, if any, and interest on Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior

Indebtedness (as defined below) of the Company, all as provided in the Subordinated Indenture. No payment of principal of (including redemption of and sinking fund payments), premium, if any, or interest on, Subordinated Debentures may be made if payment of principal, premium, interest or any other payment on any Senior Indebtedness is not made when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity on any Senior Indebtedness has been accelerated because of default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before any payment on the Subordinated Debentures. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on Subordinated Debentures are paid in full.
(Sections 1501 - 1504)

         The term "Senior Indebtedness" means all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, the Company for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the Subordinated Debentures), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and its subsidiaries in accordance with generally accepted accounting principles, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Subordinated Indenture or subsequently incurred by the Company. (Section 101) Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any terms of such Senior Indebtedness. (Section 1509)

         The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of March 31, 1997, Senior Indebtedness of the Company aggregated approximately $708 million.

FORM, EXCHANGE, AND TRANSFER

         Unless otherwise specified in the applicable Prospectus Supplement, Subordinated Debentures of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302)

         At the option of the Holder, subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, Subordinated Debentures of any series will be exchangeable for other Subordinated Debentures of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)

         Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, Subordinated Debentures may be presented for exchange as provided above for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. Unless otherwise indicated, no service charge will be made for any registration of transfer or exchange of Subordinated Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Every Subordinated Debenture presented or surrendered for registration of transfer or exchange shall (if so required by the Company, the Subordinated Indenture Trustee or the Security Registrar) be duly endorsed or accompanied by an executed written instrument of transfer in form satisfactory to the Company, the Subordinated Indenture Trustee or the Security Registrar. (Section 305) Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Subordinated Debenture will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Subordinated Debentures of each series. The Company may perform all functions of any office or agency. (Section 602)

         The Company shall not be required to execute or register the transfer of or the exchange of any Subordinated Debenture, or any Tranche thereof, during a period of 15 days preceding the notice to be given identifying the Subordinated Debenture called for redemption, or any Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such Subordinated Debenture being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENT

         Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Subordinated Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

         Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any interest on the Subordinated Debentures of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Subordinated Indenture Trustee in New York, New York will be designated as the Company's sole Paying Agent for payment with respect to Subordinated Debentures of each series. Any other Paying Agents initially designated by the Company for the Subordinated Debentures of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Subordinated Debentures of a particular series. (Section 602)

         Any moneys deposited by the Company with the Trustee or any Paying Agent for the payment of the principal of or any premium or interest on any Subordinated Debenture which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be paid to the Company, and the Holder of such Subordinated Debenture, as an unsecured general creditor and not as a Holder, thereafter may look only to the Company for payment thereof. (Section 603)

REDEMPTION

         Any terms for the optional or mandatory redemption of Subordinated Debentures will be set forth in the applicable Prospectus Supplement or a supplement thereto. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Subordinated Debentures that are redeemable at the option of the Holder, Subordinated Debentures will be redeemable only upon notice by mail not less than 30 days nor more than 60 days prior to the date fixed for redemption, and, if less than all the Subordinated Debentures of a series, or any Tranche thereof, are to be redeemed, the particular Subordinated Debentures to be redeemed will be selected by the Securities Registrar by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Sections 403 and 404)

         Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Subordinated Debentures and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Subordinated Debentures. (Section 404)

CONSOLIDATION, MERGER, CONVEYANCE, OR OTHER TRANSFER

         Under the terms of the Subordinated Indenture, the Company may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a Person organized and existing under the laws of any domestic jurisdiction and shall expressly assume the Company's obligations on the Subordinated Debentures and under the Subordinated Indenture, (ii) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing, and (iii) the Company will have delivered to the Subordinated Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Subordinated Indenture. (Section 1101)

EVENTS OF DEFAULT

         Each of the following will constitute an Event of Default under the Subordinated Indenture with respect to Subordinated Debentures of any series:
(a) failure to pay any interest on any Subordinated Debentures of such series within 60 days after the same becomes due and payable; provided, that an extension of an interest payment period by the Company permitted by the terms of the series shall not constitute a failure to pay interest for this purpose; (b) failure to pay principal of or premium, if any, on any Subordinated Debenture of such series within three business days after the same becomes due and payable;
(c) failure to perform or breach of any other covenant or warranty of the Company in the Subordinated Indenture (other than a covenant or warranty of the Company in the Subordinated Indenture solely for the benefit of one or more series of Subordinated Debentures other than such series) for 60 days after written notice to the Company by the Subordinated Indenture Trustee, or to the Company and the Subordinated Indenture Trustee by the Holders of at least 33% in principal amount of the Subordinated Debentures of such series Outstanding under the Subordinated Indenture as provided in the Subordinated Indenture; (d) certain events of bankruptcy, insolvency or reorganization; and (e) any other Event of Default specified in the applicable Prospectus Supplement with respect to Subordinated Debentures of a particular series. (Section 801)

         An Event of Default with respect to the Subordinated Debentures may not necessarily constitute an Event of Default with respect to the Subordinated Debentures of any other series issued under the Subordinated Indenture.

         If an Event of Default with respect to any series of Subordinated Debentures occurs and is continuing, then either the Subordinated Indenture Trustee or the Holders of not less than 33% in principal amount of the Outstanding Subordinated Debentures of such series may declare the principal amount (or if the Subordinated Debentures of such series are Discount Securities, such portion of the principal amount hereof as may be specified in the applicable Prospectus Supplement) of all of the Subordinated Debentures of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Subordinated Debentures, the Subordinated Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Subordinated Debentures of any one of such series.

         Subject to the provisions of the Subordinated Indenture relating to the duties of the Subordinated Indenture Trustee in case an Event of Default shall occur and be continuing, the Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any Holder, unless such Holder shall have offered to the Subordinated Indenture Trustee reasonable security or indemnity. (Section 903) Subject to such provisions of the indemnification of the Subordinated Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Subordinated Debentures of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the Subordinated Debentures of that series. (Section 812)


         No Holder of a Subordinated Debenture of any series will have any right to institute any proceeding with respect to the Subordinated Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Subordinated Debentures of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding Subordinated Debentures of such series have made written request to the Subordinated Indenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Subordinated Indenture Trustee, to institute such proceeding as trustee and (iii) the Subordinated Indenture Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debentures of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807) However, such limitations do not apply to a suit instituted by a Holder of a Subordinated Debenture for the enforcement of payment of the principal of or any premium or interest on such Subordinated Debenture on or after the applicable due date specified in such Subordinated Debenture. (Section 808)


         The Company will be required to furnish to the Subordinated Indenture Trustee annually, not later than October 1 in each year, a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Subordinated Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Subordinated Indenture. (Section 606)

RIGHT TO CURE

         At any time after the declaration of acceleration with respect to the Subordinated Debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

         (a) the Company has paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay

               (1) all overdue interest on all Subordinated Debentures of such series;

               (2) the principal of and premium, if any, on any Subordinated Debentures of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Subordinated Debentures;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Subordinated Debentures, to the extent that payment of such interest is lawful; and

               (4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

         (b) any other Event or Events of Default with respect to the Subordinated Debentures of such series, other than the non-payment of the principal of the Subordinated Debentures of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture. (Section 802)

MODIFICATION AND WAIVER

         Without the consent of any Holder of Subordinated Debentures, the Company and the Subordinated Indenture Trustee may enter into one or more supplemental indentures to the Subordinated Indenture for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Subordinated Indenture and the Subordinated Debentures; or (b) to add one or more covenants of the Company or other provisions for the benefit of the Holders of all or any series of Outstanding Subordinated Debentures or to surrender any right or power conferred upon the Company by the Subordinated Indenture; or (c) to add any additional Events of Default with respect to all or any series of Outstanding Subordinated Debentures; or (d) to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Subordinated Debentures of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when the consent of the Holders of such series so affected has been obtained or when there is no Subordinated Debenture of such series remaining Outstanding under the Subordinated Indenture; or (e) to provide collateral security for the Subordinated Debentures; or (f) to establish the form or terms of Subordinated Debentures of any series as permitted by the Subordinated Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a separate or successor Subordinated Indenture Trustee under the Subordinated Indenture with respect to the Subordinated Debentures of one or more series and to add or to change any of the provisions of the Subordinated Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Subordinated Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Subordinated Debentures; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Subordinated Debentures shall be payable, (2) any Subordinated Debentures may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Subordinated Debentures and the Subordinated Indenture may be served; or (k) to cure any ambiguity, to correct or supplement any defective or inconsistent provision or to make or change any other provisions with respect to matters and questions arising under the Subordinated Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Subordinated Debentures of any series in any material respect. (Section 1201)

         The Holders of not less than a majority in aggregate principal amount of the Outstanding Subordinated Debentures of any series may waive compliance by the Company with certain restrictive provisions of the Subordinated Indenture. (Section 607) The Holders of not less than a majority in principal amount of the Outstanding Subordinated Debentures of any series may waive any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Subordinated Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Subordinated Debenture of such series affected. (Section 813)

         Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Subordinated Indenture in such a way as to require changes to the Subordinated Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Subordinated Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)

         Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Subordinated Debentures of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Subordinated Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Subordinated Debentures Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Subordinated Debentures of all series so directly affected, considered as one class, will be required; and provided, further, that if the Subordinated Debentures of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debentures of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such supplemental indenture may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Subordinated Debenture, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Subordinated Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Subordinated Debenture (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Subordinated Debenture, (b) reduce the percentage in principal amount of the Outstanding Subordinated Debentures of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Subordinated Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Subordinated Debenture of such series or Tranche, or (c) modify certain of the provisions of the Subordinated Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Subordinated Debentures of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Subordinated Debenture affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Subordinated Indenture which has expressly been included solely for the benefit of one or more particular series of Subordinated Debentures or one or more Tranches thereof, or modifies the rights of the Holders of Subordinated Debentures of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Subordinated Debentures of any other series or Tranche. (Section 1202)

         The Subordinated Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Subordinated Debentures have given any request, demand, authorization, direction, notice, consent, or waiver under the Subordinated Indenture as of any date, or whether or not a quorum is present at a meeting of Holders, (i) Subordinated Debentures owned by the Company or any other obligor upon the Subordinated Debentures or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Securities Outstanding under this Subordinated Indenture, or all Outstanding Subordinated Debentures of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Subordinated Indenture; and (iii) the principal amount of a Subordinated Debenture denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the Dollar equivalent, determined as of such date in the manner prescribed for such Subordinated Debenture, of the principal amount of such Subordinated Debenture (or, in the case of a Subordinated Debenture described in clause (ii) above, of the amount described in such clause). (Section 101)

         If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Subordinated Debentures have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, direction, waiver or other Act, and for that purpose the Outstanding Subordinated Debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Subordinated Debenture and the Holder of every Subordinated Debenture issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Subordinated Debenture. (Section 104)

DEFEASANCE

         Unless otherwise indicated in the applicable Prospectus Supplement, any Subordinated Debenture, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Subordinated Indenture, and, at the Company's election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Subordinated Indenture Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepaying thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the Subordinated Indenture Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Subordinated Debentures or portions thereof. (Section 701) For this purpose, unless otherwise indicated in the applicable Prospectus Supplement, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 101)

         While the Company knows of no legal precedent on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their securities. In addition, such Holders thereafter would be required to recognize for federal income tax purposes a share of the income, gain or loss of the trust. The amount so required to be recognized could be different from the amount that would be recognized in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of any such deposit.

RESIGNATION OF SUBORDINATED INDENTURE TRUSTEE

         The Subordinated Indenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of Subordinated Debentures then Outstanding delivered to the Subordinated Indenture Trustee and the Company. No resignation or removal of the Subordinated Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Subordinated Indenture Trustee appointed by Act of the Holders of a majority in principal amount of the Outstanding Subordinated Debentures, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Subordinated Indenture, the Subordinated Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Subordinated Indenture. (Section 910)

NOTICES

         Notices to Holders of Subordinated Debentures will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Section 106)

TITLE

         The Company, the Subordinated Indenture Trustee, and any agent of the Company or the Subordinated Indenture Trustee may treat the Person in whose name a Subordinated Debenture is registered as the absolute owner thereof (whether or not such Subordinated Debenture may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

         The Subordinated Indenture and the Subordinated Debentures will be governed by, construed in accordance with, the laws of the State of New York, except to the extent the law of any other jurisdiction shall be mandatorily applicable. (Section 112)

LIMITATION ON SUITS

         The Subordinated Indenture limits a Holder's right to institute any proceeding with respect to the Subordinated Indenture, the appointment of a receiver or trustee, or for any other remedy under the Subordinated Indenture. (Section 807)

MAINTENANCE OF PROPERTIES

         The Subordinated Indenture provides that the Company shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that nothing shall prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business. (Section 605)

MODIFICATION OF SENIOR INDEBTEDNESS

         In general, the holders of Senior Indebtedness may, without in any manner affecting the subordination of the payment of principal of and premium, if any, and interest, if any, on the Subordinated Debentures in their absolute discretion agree with the Company to change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend or supplement any instrument pursuant to which any Senior Indebtedness is issued, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder, all without notice to or assent from the Holders or the Trustee. (Section 1509)

RELATIONSHIP WITH THE SUBORDINATED INDENTURE TRUSTEE

         See "DESCRIPTION OF THE COLLATERAL TRUST BONDS -- Relationship with the Trustee" for a description of certain relationships between the Subordinated Indenture Trustee and the Company.


                                GLOBAL SECURITIES

         Some or all of the Securities of any series may be represented, in whole or in part, by one or more global securities (each, a "Global Security") which will have an aggregate principal amount equal to that of the Securities represented thereby. Each Global Security will be registered in the name of a depositary (the "Depositary") or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Mortgage or Subordinated Indenture, as the case may be.

         As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Securities represented thereby for all purposes under the Mortgage or the Subordinated Indenture, as the case may be. Except in limited circumstances, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Security or any Securities represented thereby for any purpose under the Securities or, as the case may be, the Mortgage or the Subordinated Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

         Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ('participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Mortgage Trustee or the Subordinated Indenture Trustee, or any agents of each of the foregoing, will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.


                                     EXPERTS

         The financial statements and schedule included in the latest Annual Report on Form 10-K of the Company have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.


                                  LEGAL MATTERS

         The legality of the Securities will be passed upon for the Company by Stephen W. Southwick, Vice President, General Counsel & Secretary of the Company, 200 First Street S.E., Cedar Rapids, Iowa 52401, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004, and for any underwriters, dealers, agents or purchasers by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 50402. However, all matters pertaining to the Lien of the Mortgage, organization of the Company, titles to property and franchises will be passed upon by Stephen W. Southwick, Vice President, General Counsel & Secretary.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The estimated expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions are as follows:

         Registration Fee--Securities and Exchange Commission (actual)..     $ 15,152
         Printing and Engraving Cost ...................................     $ 10,000
         Trustee's Charges including Authentication ....................     $  7,000
         Attorney's Fees and Expenses ..................................     $ 75,000
         Accountant's Fees and Expenses ................................     $ 35,000
         Blue Sky Expenses .............................................     $  1,000
         Rating Agency Fees ............................................     $ 15,000
         Recording and Listing Fees ....................................     $ 30,000
         Miscellaneous .................................................     $  5,000
                                                                             --------

                           Total .......................................     $193,152
                                                                             ========

ITEM 15. INDEMNIFICATION.

         Section 490.851 of the Iowa Business Corporations Act ("IBCA") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Section 6.1 of the Registrant's Bylaws, as amended, provides for indemnification of directors and officers of the Registrant to the full extent permitted by Section 490.851 of the IBCA. Section 6.1 further requires the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted and incurred against such person in any such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of Section 6.1. Section 2 of Article Ninth of the Registrant's Amended Articles of Incorporation, however, requires that the Registrant may, but is not required to, maintain such insurance.

         Section 490.832 of the IBCA grants corporations organized thereunder, such as the Registrant, the authority to adopt a provision in their respective articles of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or to its shareholders for monetary damages for certain breaches of fiduciary duty as a director. Section 1 of Article Ninth of the Amended Articles of Incorporation of the Registrant eliminates the personal liability of each director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) under
Section 490.833 of the IBCA relating to liability for unlawful distribution.

         The foregoing statements are subject to the detailed provisions of Sections 490.832, 490.833 and 490.851 of the IBCA, Article Ninth of the Amended Articles of Incorporation of the Registrant and Section 6.1 of the Bylaws, as amended of the Registrant, as applicable and should be read in conjunction therewith for a more full understanding of their affect on the Registrant.

         The Registrant's directors' and officers' insurance policies are designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification provisions.

         The proposed form of underwriting agreement for each of the Securities contains provisions under which the underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 16. EXHIBITS.

         See Exhibit Index on Page II - 6.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required to be included in a Post-Effective Amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining liability under the Act, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a Post-Effective Amendment any of the securities which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on the 17th day of July, 1997.


                                            IES UTILITIES INC.



                                        By: /s/ Larry D. Root
                                            -----------------------------------
                                            Larry D. Root
                                            President & Chief Operating Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, such Amendment No. 1 to the Registration Statement has been signed below on the 17th day of July, 1997, by the following persons in the capacities indicated:



                SIGNATURE                                TITLE
                ---------                                -----



/s/    Lee Liu*                            Chairman of the Board &
----------------------------------------   Chief Executive Officer and Director
       Lee Liu                             (Principal Executive Officer)



/s/    Thomas M. Walker*                   Executive Vice President &
----------------------------------------   Chief Financial Officer
       Thomas M. Walker                    (Principal Financial Officer)



/s/    John E. Ebright*                    Controller & Chief Accounting Officer
----------------------------------------   (Principal Accounting Officer)
       John E. Ebright




/s/    C.R.S. Anderson*                    Director
----------------------------------------
       C.R.S. Anderson




/s/    J. Wayne Bevis*                     Director
----------------------------------------
       J. Wayne Bevis

                SIGNATURE                                TITLE
                ---------                                -----



/s/    Jack R. Newman*                     Director
----------------------------------------
       Jack R. Newman




/s/    Robert D. Ray*                      Director
----------------------------------------
       Robert D. Ray




/s/    David Q. Reed*                      Director
----------------------------------------
       David Q. Reed




/s/    Henry Royer*                        Director
----------------------------------------
       Henry Royer




/s/    Robert W. Schlutz*                  Director
----------------------------------------
       Robert W. Schlutz




/s/    Anthony R. Weiler*                  Director
----------------------------------------
       Anthony R. Weiler








* By:  /s/  Larry D. Root
----------------------------------------
            (Attorney-in-fact)

                                  EXHIBIT INDEX

EXHIBIT NUMBER                              LIST OF EXHIBITS
--------------                              ----------------


1(a) Proposed form of Underwriting Agreement relating to Collateral Trust Bonds ("Bonds") (Previously filed).



1(b) Proposed form of Underwriting Agreement relating to Subordinated Debentures to be issued under the Subordinated Indenture (Previously filed).



1(c) Proposed form of Underwriting Agreement relating to Senior Debentures to be issued under the Senior Unsecured Indenture.


*4(a) Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between the Company (formerly Iowa Electric Light and Power Company ("IE")) and The First National Bank of Chicago, as Trustee ("Mortgage") (Filed as Exhibit 4(c) to IE's Form 10-Q for the quarter ended September 30, 1993).

*4(b)             Supplemental Indentures to the Mortgage:

                  Number     Dated as of            File Reference       Exhibit
                  ------     -----------            --------------       -------
                  First      October 1, 1993      Form 10-Q, 11/12/93      4(d)
                  Second     November 1, 1993     Form 10-Q, 11/12/93      4(e)
                  Third      March 1, 1995        Form 10-Q, 5/12/95       4(b)
                  Fourth     September 1, 1996    Form 8-K, 9/19/96        4(c)(i)
                  Fifth      April 1, 1997        Form 10-Q, 5/14/97       4(a)


4(c) Proposed form of __________ Supplemental Indenture establishing the series of Bonds (including form of Bonds) (Previously filed).


*4(d) Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between the Company (formerly IE) and The First National Bank of Chicago, Trustee (1940 Indenture) (Filed as Exhibit 2(a) to IE's Registration Statement, File No. 2-25347).

*4(e)             Supplemental Indentures to the 1940 Indenture:

                  Number          Dated as of            IE File Reference       Exhibit
                  ------          -----------            -----------------       -------
                  First           March 1, 1941               2-25347             2(a)
                  Second          July 15, 1942               2-25347             2(a)
                  Third           August 2, 1943              2-25347             2(a)
                  Fourth          August 10, 1944             2-25347             2(a)
                  Fifth           November 10, 1944           2-25347             2(a)
                  Sixth           August 8, 1945              2-25347             2(a)
                  Seventh         July 1, 1946                2-25347             2(a)
                  Eighth          July 1, 1947                2-25347             2(a)
                  Ninth           December 15, 1948           2-25347             2(a)
                  Tenth           November 1, 1949            2-25347             2(a)
                  Eleventh        November 10, 1950           2-25347             2(a)
                  Twelfth         October 1, 1951             2-25347             2(a)
                  Thirteenth      March 1, 1952               2-25347             2(a)
                  Fourteenth      November 5, 1952            2-25347             2(a)
                  Fifteenth       February 1, 1953            2-25347             2(a)

                  Number                   Dated as of           IE File Reference         Exhibit
                  ------                   -----------           -----------------         -------

                  Sixteenth             May 1, 1953                    2-25347               2(a)
                  Seventeenth           November 3, 1953               2-25347               2(a)
                  Eighteenth            November 8, 1954               2-25347               2(a)
                  Nineteenth            January 1, 1955                2-25347               2(a)
                  Twentieth             November 1, 1955               2-25347               2(a)
                  Twenty-first          November 9, 1956               2-25347               2(a)
                  Twenty-second         November 6, 1957               2-25347               2(a)
                  Twenty-third          November 4, 1959               2-25347               2(a)
                  Twenty-fourth         November 3, 1959               2-25347               2(a)
                  Twenty-fifth          November 1, 1960               2-25347               2(a)
                  Twenty-sixth          January 1, 1961                2-25347               2(a)
                  Twenty-seventh        November  7, 1961              2-25347               2(a)
                  Twenty-eighth         November  6, 1962              2-25347               2(a)
                  Twenty-ninth          November  5, 1963              2-25347               2(a)
                  Thirtieth             November  4, 1964              2-25347               2(a)
                  Thirty-first          November  2, 1965              2-25347               2(a)
                  Thirty-second         September 1, 1966          Form 10-K, 1966           4.10
                  Thirty-third          November  30, 1966         Form 10-K, 1966           4.10
                  Thirty-fourth         November  7, 1967          Form 10-K, 1967           4.10
                  Thirty-fifth          November  5, 1968          Form 10-K, 1968           4.10
                  Thirty-sixth          November  1, 1969          Form 10-K, 1969           4.10
                  Thirty-seventh        December 1, 1970           Form 8-K, 12/70            1
                  Thirty-eighth         November  2, 1971              2-43131               2(g)
                  Thirty-ninth          May 1, 1972                 Form 8-K, 5/72            1
                  Fortieth              November  7, 1972              2-56078               2(i)
                  Forty-first           November  7, 1973              2-56078               2(j)
                  Forty-second          September 10, 1974             2-56078               2(k)
                  Forty-third           November  5, 1975              2-56078               2(l)
                  Forty-fourth          July 1, 1976                Form 8-K, 7/76            1
                  Forty-fifth           November  1, 1976          Form 8-K, 12/76            1
                  Forty-sixth           December  1, 1977              2-60040               2(o)
                  Forty-seventh         November  1, 1978         Form 10-Q, 6/30/79          1
                  Forty-eighth          December  1, 1979         Form S-16, 2-65996         2(q)
                  Forty-ninth           November  1, 1981         Form 10-Q, 3/31/82          2
                  Fiftieth              December  1, 1980          Form 10-K, 1981           4(s)
                  Fifty-first           December  1, 1982          Form 10-K, 1982           4(t)
                  Fifty-second          December  1, 1983          Form 10-K, 1983           4(u)
                  Fifty-third           December  1, 1984          Form 10-K, 1984           4(v)
                  Fifty-fourth          March 1, 1985              Form 10-K, 1984           4(w)
                  Fifty-fifth           March 1, 1988             Form 10-Q, 5/12/88         4(b)
                  Fifty-sixth           October 1, 1988          Form 10-Q, 11/10/88         4(c)
                  Fifty-seventh         May 1, 1991               Form 10-Q, 8/13/91         4(d)
                  Fifty-eighth          March 1, 1992              Form 10-K, 1991           4(c)
                  Fifty-ninth           October 1, 1993          Form 10-Q, 11/12/93         4(a)
                  Sixtieth              November  1, 1993        Form 10-Q, 11/12/93         4(b)
                  Sixty-first           March 1, 1995             Form 10-Q, 5/12/95         4(a)
                  Sixty-second          September 1, 1996         Form 8-K, 9/19/96        4(c)(i)
                  Sixty-third           April 1, 1997             Form 10-Q, 5/14/97         4(b)

4(f) Proposed form of __________ Supplemental Indenture providing for the issuance of Class "A" Bonds under the 1940 Indenture (including form of Class "A" Bonds) (Previously filed).

*4(g) Indenture or Deed of Trust dated as of February 1, 1923, between the Company (successor to Iowa Southern Utilities Company (IS) as a result of merger of IS and IE) and The Northern Trust Company (The First National Bank of Chicago, successor) and Harold H. Rockwell (Richard D. Manella, successor), as Trustees (ISU 1923 Indenture) (Filed as Exhibit B-1 to File No. 2-1719).

*4(h)             Supplemental Indentures to the ISU 1923 Indenture:

                   Dated as of            IS File Reference       Exhibit
                   -----------            -----------------       -------
                   May 1, 1940                  2-4921             B-1-k
                   May 2, 1940                  2-4921             B-1-l
                   October 1, 1945              2-8053              7(m)
                   October 2, 1945              2-8053              7(n)
                   January 1, 1948              2-8053              7(o)
                   September 1, 1950           33-3995              4(e)
                   February 1, 1953            2-10543              4(b)
                   October 2, 1953             2-10543              4(q)
                   August 1, 1957              2-13496              2(b)
                   September 1, 1962           2-20667              2(b)
                   June 1, 1967                2-26478              2(b)
                   February 1, 1973            2-46530              2(b)
                   February 1, 1975            2-53860             2(aa)
                   July 1, 1975                2-54285             2(bb)
                   September 2, 1975           2-57510             2(bb)
                   March 10, 1976              2-57510             2(cc)
                   February 1, 1977            2-60276             2(ee)
                   January 1, 1978              0-849                2
                   March 1, 1979                0-849                2
                   March 1, 1980                0-849                2
                   May 31, 1986                33-3995              4(g)
                   July 1, 1991                 0-849               4(h)
                   September 1, 1992            0-849               4(m)
                   December 1, 1994         Form 10-K,1994          4(f)

*4(i) Indenture (For Unsecured Subordinated Debt Securities), dated as of December 1, 1995, between the Company and The First National Bank of Chicago, Trustee (Subordinated Indenture) (Filed as Exhibit 4(i) to the Company's Registration Statement, File No. 33-62259).


4(j) Indenture (For Senior Unsecured Debt Securities), dated as of _________, 1997, between the Company and The First National Bank of Chicago, Trustee (Senior Unsecured Indenture).



5 Opinion of Stephen W. Southwick, Vice President, General Counsel & Secretary as to the legality of the Securities (including consent of counsel) (Previously filed).


*12 Ratio of Earnings to Fixed Charges (Filed as Exhibit 12 to the Company's Form 10-Q for the quarter ended March 31, 1997).

23(a)             Consent of Arthur Andersen LLP (Previously filed).



23(b) Consent of Stephen W. Southwick, Vice President, General Counsel & Secretary (contained in Exhibit 5) (Previously filed).



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

24 Powers of Attorney (included on p. II - 4 of the Registration Statement) (Previously filed).



25(a) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the Mortgage (Previously filed).



25(b) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the Subordinated Indenture (Previously filed).



25(c) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the Senior Unsecured Indenture.



26 Form of Letter to Prospective Purchasers regarding the Securities (Previously filed).



----------
* The exhibits listed above and marked with an asterisk were filed as exhibits to registration statements or reports previously filed with the Commission under the exhibit number and file reference number shown after each such exhibit, and they are hereby incorporated herein by reference.


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